SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
ALIGN TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, May 16, 2013
10:00 a.m.
TO OUR STOCKHOLDERS:
The 2013 Annual Meeting of Stockholders of Align Technology, Inc. (“Align”) will be held on Thursday, May 16, 2013, at 10:00 a.m. Pacific Daylight Time at Align’s corporate headquarters located at 2560 Orchard Parkway, San Jose, California 95131. At this year’s Annual Meeting, the agenda includes the following items:

1.	To elect eight (8) directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2013;

3.	To conduct an advisory (non-binding) vote to approve the compensation of our named executive officers;

4.	To approve our amended and restated 2005 Incentive Plan; and

5.	To consider such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.
Please refer to the proxy statement for detailed information on each of the proposals and the Annual Meeting. Only stockholders who owned shares of our common stock at the close of business on March 22, 2013 are entitled to attend and vote at the Annual Meeting and any postponements or adjournments of the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR ALIGN’S ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2013
This proxy statement and Align’s annual report on Form 10-K for the year ended December 31, 2012 are available at www.aligntech.com by clicking on “Investor” and then clicking on “Click here for 2013 Annual Meeting/Proxy Material”.

ALIGN TECHNOLOGY, INC.

Roger E. George
Vice President, Corporate and Legal Affairs, General
Counsel and Corporate Secretary and Interim Chief Financial Officer

April 18, 2013
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement, please vote via the Internet, by telephone or by mailing a proxy card as soon as possible to ensure that your vote is recorded.

-i-

ALIGN TECHNOLOGY, INC.
2560 Orchard Parkway
San Jose, California 95131
 _______________________________
PROXY STATEMENT FOR THE
2013 ANNUAL MEETING OF STOCKHOLDERS
__________________________________
GENERAL INFORMATION

Q:	Why am I receiving these materials?

A:
Our Board of Directors (the “Board”) is providing these materials to you in connection with the solicitation of proxies for use at Align’s 2013 Annual Meeting of stockholders, which will take place on Thursday, May 16, 2013 at 10:00 a.m. local time, at our corporate headquarters located at 2560 Orchard Parkway, San Jose, California 95131 (referred to in this proxy statement as the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q:	What information is contained in these materials?

A:
This proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures. Align’s 2012 Annual Report on Form 10-K, proxy card and return envelope are also enclosed. These proxy materials are being mailed on or about April 18, 2013 to all of our stockholders as of the record date, which was set by our Board as March 22, 2013. This proxy statement and Align’s annual report to stockholders for the fiscal year ended December 31, 2012 are available at www.aligntech.com by clicking on “Investor” and then clicking on “Click here for 2013 Annual Meeting/Proxy Materials.”

Q:	What proposals will be voted on at the Annual Meeting?

A:	The proposals that will be presented at the Annual Meeting and our Board’s voting recommendations are set forth in the table below:

Proposal	Board’s Voting Recommendation

Proposal 1—The election of eight (8) directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.	For Each Director Nominee

Proposal 2—The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accountants for the fiscal year ending December 31, 2013.	For

Proposal 3—An advisory vote to approve the compensation of our named executive officers.	For

Proposal 4—Approval of Align's amended and restated 2005 Incentive Plan.	For
We will also consider any other businesss that properly comes before the Annual Meeting. As of April 18, 2013, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy cards will vote the shares they represent using their best judgment.

Q:	Who can attend the Annual Meeting?

A:
All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration will begin at 9:30 a.m. If you attend, please know that you may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Q:	Who can vote at the Annual Meeting?

A:
If you are a stockholder of record or a beneficial owner who owned our common stock at the close of business on March 22, 2013, the record date for the Annual Meeting, you are entitled to vote at the Annual Meeting. As of the record date, 81,724,618 of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Q:	What is the difference between holding shares directly or as a beneficial owner, in street name?

A:
Most of our shareholders hold their shares as a beneficial owner through a brokerage firm, bank or other nominee. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record: If on March 22, 2013, the record date, your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are considered the shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy.
Beneficial Owner: If on March 22, 2013, the record date, your shares were held on your behalf in an account with a brokerage firm, bank or other nominee, you are considered the beneficial owner of those shares held in street name. If you are a beneficial owner, these proxy materials are being forwarded to you by the organization considered the shareholder of record of your shares. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. Your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Please note that as a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares and is the shareholder of record, giving you the right to vote the shares at the Annual Meeting.

Q:	How do I vote?

A:
Voting by Mail. Stockholders of record may submit a proxy by completing, signing, dating and returning the enclosed proxy card. Proxy cards submitted by mail must be received prior to the closing of the polls at the Annual Meeting in order for the votes to be recorded. By submitting a proxy card, you are authorizing our President and Chief Executive Officer and our Vice President, Corporate and Legal Affairs, General Counsel and Corporate Secretary, who are named on the proxy card as “proxies and attorneys-in-fact,” to vote your shares at the Annual Meeting in the manner you indicate.

Voting via the Internet. Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 8:59 p.m. Pacific Time, on May 15, 2013. Most of Align’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their broker or other nominee. A number of banks and brokerage firms are participating in a program provided through Broadridge Investor Communication Solutions that offers the means to grant proxies to vote shares through the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Investor Communication Solutions program, you may grant a proxy to vote those shares via the Internet by contacting the website shown on the instruction form received from your broker or bank.
Voting by Telephone. Stockholders of record may submit proxies by following the “Vote by Telephone” instructions on their proxy cards until 8:59 P.M. Pacific Time, on May 15, 2013. If you are a beneficial owner, please follow the voting instructions provided to you by your broker or other nominee with respect to telephone voting.
Voting in Person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If you are the stockholder of record and you have the right to vote in person at the Annual Meeting. If, however, you are the beneficial owner of shares held in street name, and if you wish to vote at the Annual Meeting, you will need to bring a legal proxy from your broker or other nominee authorizing you to vote your shares.

Q:	What if I don’t give specific voting instructions?

A:
In the election of directors and for each other item, you may vote “FOR,” “AGAINST” or “ABSTAIN.” A vote of “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you indicate your choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.
If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.
If you are a beneficial owner and the organization holding your account does not receive instructions from you as to how to vote those shares, under the rules of various national and regional securities exchanges, that organization may exercise discretionary authority to vote on routine proposals (the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants) but may not vote on non-routine proposals (election of directors, advisory vote on executive compensation and the approval of the amended and restated 2005 Incentive Plan). We encourage you to provide instructions to your broker regarding the voting of your shares.
If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to a particular proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.
If you are a stockholder of record, you may either:

•	Sign and return another proxy bearing a later date prior to the time we take the vote at the Annual Meeting;

•	Submit a timely and valid Internet or telephone vote on a later date but prior to the time we take the vote at the Annual Meeting;

•	provide written notice of the revocation to:
Corporate Secretary
Align Technology, Inc.
2560 Orchard Parkway
San Jose, California
95131
prior to the time we take the vote at the Annual Meeting; or

•	attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.
If you are a beneficial owner of shares held in street name, you may either:

•	submit new voting instructions to your broker or other nominee; or

•	if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting, attend the Annual Meeting and vote in person.

Q:	What vote is required to approve each item?

A:	The vote required and the way the vote is calculated for the proposals is as follows:

PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
Proposal 1—To Elect Directors	A nominee must receive more "for" votes than "against" votes and the number of votes "for" must be the majority of the required quorum	NO

Proposal 2—To Ratify the Appointment of PwC as the Company’s Independent Registered Public Accounting Firm For Fiscal 2013	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	YES

Proposal 3—To Consider an Advisory Vote to Approve the Compensation of our Named Executive Officers	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	NO

Proposal 4— To Approve Align's Amended and Restated 2005 Incentive Plan	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	NO

Q:	What constitutes a quorum?

A:
A quorum, which is a majority of the outstanding shares of our common stock as of the record date, must be present or represented by proxy in order to hold the Annual Meeting and to conduct business. As of the record date, 81,724,618 shares of common stock, representing the same number of votes, were outstanding. That means that we need the holders of at least 81,724,618 shares of common stock to be represented for us to have a quorum. Your shares will be counted as present at the Annual Meeting if you attend the Annual Meeting in person. Your shares will be considered present and represented by proxy if you submit a properly executed proxy card or vote via the Internet or by telephone. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and so are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:
We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, and employees of Align. None of these officers, directors or employees will receive special compensation for such services. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. We have retained Alliance Advisors, LLC for an estimated fee of $11,500, plus out of pocket expenses, to assist in distributing proxy materials and soliciting proxies.

Q:	Who will count the vote?

A:	We expect a representative from Computershare Limited will tabulate the proxies and act as inspector of the election.

Q:	What if multiple stockholders share the same address?

A:
To reduce expenses, in some cases, we are delivering one set of voting materials to certain stockholders who share a single address, unless otherwise requested by one of the stockholders. A separate proxy card is included in the voting materials for each of these stockholders. If you have only received one set, you may request separate copies of the voting materials at no additional cost to you by calling us at (408) 470-1000 or by writing to us at Align Technology, Inc., 2560 Orchard Parkway, San Jose, California 95131, Attn: Investor Relations. You may also contact us by calling or writing if you would like to receive separate materials for future annual meetings.

Q:	What is the company’s website address?

A.
Our website address is www.aligntech.com. We make this proxy statement, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended available on our website in the Investor Relations section, as soon as reasonably practicable after electronically filing such material with the Securities and Exchange Commission (“SEC”).

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that are filed electronically with the SEC. Stockholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department at by sending a written request to Align Technology, Inc, 2560 Orchard Parkway, San Jose, California 95131, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com

Q:	Where can I find the voting results of the meeting?

A:	The preliminary results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K, which we will file with the SEC by May 22, 2013.

Q:	Is there any information that I should know regarding future annual meetings?

A:
Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2014, we must receive the proposal at our principal executive offices, addressed to the Corporate Secretary, no later than January 1, 2014. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2014 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than February 15, 2014 nor earlier than January 16, 2014.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
Our Board is elected each year at the annual meeting of stockholders. Align currently has eight directors. Upon the recommendation of the Nominating and Governance Committee of our Board, each of the current directors has been nominated by our Board for election at the Annual Meeting and has decided to stand for election and has consented to serve if elected. In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the then current Board to fill the vacancy. As of the date of this Proxy Statement, our Board is not aware of any nominee who is unable or will decline to serve as a director. Each director to be elected at the Annual Meeting will serve until our next annual meeting of stockholders and until his or her successor is elected and qualified or, if earlier, the director’s resignation or removal.

Our Bylaws require that a director nominee will be elected only if he receives a majority of the votes cast with respect to his election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.
You may either vote “For” or “Against” any nominee you specify. Unless marked otherwise, proxies returned to us will be voted for each of the nominees named below. If you hold your shares through a bank, a broker or other holder or record you must instruct your bank, broker or other holder of record to vote so that your vote can be counted on this Proposal 1.
OUR BOARD RECOMMENDS THAT YOU
VOTE “FOR” ALL NOMINEES
Information Concerning the Nominees

David E. Collins Age: 78 Director since 2003 Board committees: Audit and Compensation
Mr. Collins has served as a director of Align since April 2003. From 1994 to April 2004, Mr. Collins served as an independent consultant. His most recent operational role was with Schering-Plough Corporation from 1989 to 1994. At Schering-Plough, he created and served as president of a new consumer products division known as HealthCare Products, as well as serving as a member of the Schering-Plough Operations Committee, that company’s senior executive management group. Prior to Schering-Plough, Mr. Collins helped found New York-based venture capital firm Galen Partners. Mr. Collins also spent 26 years with Johnson & Johnson and from 1962 to 1978 he served in a number of roles in the legal department at Johnson & Johnson, including corporate secretary and general counsel. In 1978, Mr. Collins transitioned into a series of executive management roles, including President of McNeil Laboratories, with responsibility for several Latin American subsidiaries, leadership of the worldwide consumer products business and oversight of corporate public relations, investor relations, strategic planning and the government legislative liaison office. In 1982, Mr. Collins became a member of the Johnson & Johnson executive management committee. Mr. Collins also served on the board of directors of Johnson & Johnson and left in 1988 as vice chairman of that board.

For the following reasons, the Board concluded that Mr. Collins should serve as a director of Align. Mr. Collins has more than 30 years of business experience in the health care and consumer health products industry. Mr. Collins has demonstrated success in his business and leadership skills, serving as President of Schering-Plough’s HealthCare Products division and McNeil Laboratories and on the executive management committee at Johnson & Johnson. With this prior experience, Mr. Collins has considerable knowledge of the complex issues facing global companies and an understanding of what makes businesses work effectively and efficiently. Mr. Collins’ experience as a board member of Johnson & Johnson gives him insight and perspective into how other boards function and enables him to be an effective Board member. Mr. Collins’ strong legal background, including teaching courses on ethics and governance, makes him well-suited for our Compensation Committee. In addition, his finance and investment experience make him well-suited for our Audit Committee.

Joseph Lacob Age: 57 Director since 1997 Board committees: Nominating and Governance (Chair) and Technology
Mr. Lacob has served as a director of Align since August 1997 and has been a partner of Kleiner Perkins Caufield & Byers (KPCB), a venture capital firm, since May 1987. In 2011, Mr. Lacob acquired The Golden State Warriors of the National Basketball Association. He is currently the Managing Partner and CEO of the Warriors. Prior to joining KPCB in 1987, Mr. Lacob was an executive with Cetus Corporation (now Chiron), FHP International, a health maintenance organization, and the management consulting firm of Booz, Allen & Hamilton. He was previously on the board of directors of Orexigen Therapeutics, a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of obesity and eHealth Inc., an online source of health insurance for individuals, families and small businesses. Mr. Lacob received his B.S. in Biological Sciences from the University of California at Irvine, his Masters in Public Health from the University of California at Los Angeles and his M.B.A. from Stanford University

For the following reasons, the Board concluded that Mr. Lacob should serve as a director of Align. Mr. Lacob has demonstrated success in his business and leadership skills, serving as a partner of KPCB since 1987. In his role at KPCB, he has gained considerable technology, health care and life sciences industry experience. During his career at KPCB, Mr. Lacob has been closely involved with investments in over fifty life science companies, including the start-up or incubation of a dozen ventures, and with KPCB's medical technology practice, which includes over thirty therapeutic and diagnostic medical device companies. With this extensive business background, Mr. Lacob also brings considerable finance and investment experience that has proven to be valuable in addressing issues that arise at Align.

C. Raymond Larkin Jr. (Chairman of the Board) Age: 64 Director since 2004 Board committees: Nominating and Governance
Mr. Larkin has served as a director of Align since March 2004. In February 2006, Mr. Larkin was appointed as chairman of the Board. He currently is a Principal of Group Outcome L.L.C., a merchant banking firm concentrating on medical technologies. From 2001 to 2007, he served as a part time Venture Partner at Cutlass Capital, a venture capital firm. Mr. Larkin was previously chairman and chief executive officer at Eunoe, Inc., a medical device company. From 1983 to March 1998, he held various executive positions with Nellcor Puritan Bennett, Inc., a medical instrumentation company, for which he served as president and chief executive officer from 1989 until 1998. Mr. Larkin also held various positions of increasing responsibility at Bentley Laboratories/American Hospital Supply from 1976 to 1983. He serves on the board of directors of Heartware, Inc., a medical device company developing implant devices for the treatment of advanced heart failure. He previously served on the board of directors of Davita Inc., and Hangar Orthopedic Inc. Mr. Larkin received his B.S. in Industrial Management from LaSalle University.

For the following reasons, the Board concluded that Mr. Larkin should serve as a director of Align. Mr. Larkin brings with him considerable business experience in the medical device industry serving as President and CEO of a large public company. In his role as President and CEO of Nellcor Puritan Bennett, Inc., Mr. Larkin took on significant management, strategic and operational responsibilities leading that business through significant growth, including numerous mergers & acquisitions. This operational experience has proven valuable in addressing issues that have arisen at Align. With his knowledge of the medical device and health care industry, Mr. Larkin provides valuable insight to our Board. Mr. Larkin’s experience as a member of the board of directors of various public companies provides Mr. Larkin a deep understanding of the role of the board of directors and positions him well to serve as our Chairman.

George J. Morrow Age: 61 Director since 2006 Board committees: Compensation (Chair)
Mr. Morrow has served as a director of Align since February 2006. From February 2011 until January 2013, Mr. Morrow served as a consultant to Amgen Inc., a global biotechnology company. From 2003 until his retirement in February 2011, he was the executive vice president, global commercial operations at Amgen Inc., where he also served as executive vice president of worldwide sales and marketing between 2001 and 2003. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, including president and chief executive officer of Glaxo Wellcome Inc. He is a member of the board of directors of Vical Incorporated, a company that researches and develops biopharmaceutical products and was a member of the board of directors of Human Genome Sciences, Inc., a biopharmaceutical discovery and development company, from March 2011 until its acquisition in August 2012 by GlaxoSmithKline plc.  Mr. Morrow holds a B.S. in Chemistry from Southampton College, Long Island University, an M.S. in Biochemistry from Bryn Mawr College and an M.B.A. from Duke University.

For the following reasons, the Board concluded that Mr. Morrow should serve as a director of Align. As a former executive vice president at Amgen and Glaxo, two large public companies, Mr. Morrow brings to our Board considerable business experience in the medical technology industry. As part of the executive leadership at Amgen, Mr. Morrow has recent front-line exposure to many of the issues facing public companies today, particularly on the operational, regulatory, financial and corporate governance fronts. Mr. Morrow's leadership skills and experience make him knowledgeable of the complex issues facing global companies today and give him an understanding of what makes businesses work effectively and efficiently. These skills and experience are extremely valuable to our Board and enable Mr. Morrow to be an effective Compensation Committee chairman.

Dr. David C. Nagel Age: 67 Director since 2009 Board committees: Compensation and Technology (Chair)
Dr. David C. Nagel has served as a director of Align since July 2009. Dr. Nagel was president and CEO of PalmSource from 2001 to 2005, now known as ACCESS Systems Americas, Inc., a subsidiary of ACCESS which develops the Palm OS PDA operating system. Dr. Nagel also served as a member of the Palm board of directors. Prior to joining Palm, Dr. Nagel was the chief technology officer at AT&T and president of AT&T Labs from 1996 to 2001. Earlier in his career, Dr. Nagel was senior vice president at Apple Computer where he led the worldwide research and development group responsible for Mac OS software, Macintosh hardware, imaging and other peripheral products development. Before joining Apple, Dr. Nagel was head of NASA human factors research at NASA's Ames Research Center. He serves on the board of directors of Tessera Technologies, Inc., an independent licensor of intellectual property and a designer and manufacturer of digital optics and imaging technology to the mobility industry, and on the board of directors of Leapfrog Enterprises, Inc., a leading designer, developer and marketer of innovative technology-based learning platforms and related proprietary content for children. Dr. Nagel also serves on the board of directors of Vonage Holdings Corp., a leading provider of high-quality voice and messaging services over broadband networks and Previously, Mr. Nagel served on the Board of Unwired Planet, Inc. (formerly Openwave Systems Inc.), an independent provider of software solutions for the communications and media industries. Dr. Nagel holds B.S. and M.S. degrees in engineering and a Ph.D. in perception and mathematical psychology, all from UCLA.

For the following reasons, the Board concluded that Dr. Nagel should serve as a director of Align. Dr. Nagel has considerable business experience in the technology industry serving as president and chief executive officer of PalmSource and chief technology officer at AT&T. Dr. Nagel's drive for innovation, evidenced during his tenure at PalmSource, AT&T and Apple, enhances the knowledge of our Board and provides useful insights to management in connection with our focus on technology innovation. Dr. Nagel's experience as a member of the board of directors of various public companies, including as member or chairman of their Compensation Committees, gives him insight and perspective into current best practices at the Board and Compensation Committee level and enables him to be an effective contributing member.

Thomas M. Prescott Age: 56 Director since 2002 No Board committees
Mr. Prescott has served as our President and Chief Executive Officer and a member of the Board since March 2002. Prior to joining Align, Mr. Prescott was president and chief executive officer of Cardiac Pathways, Inc. from May 1999 to August 2001 and a consultant for Boston Scientific Corporation from August 2001 to January 2002 after its acquisition of Cardiac Pathways in August 2001. Prior to Cardiac Pathways, Mr. Prescott held various sales, general management and executive roles at Nellcor Puritan Bennett, Inc. from April 1994 to May 1999, and various management positions at GE Medical Systems from October 1987 to April 1994. In addition, Mr. Prescott served in sales, marketing and management roles at Siemens from December 1980 to July 1986. He received his B.S. in Civil Engineering from Arizona State University and Masters in Management from Northwestern University.

For the following reasons, the Board concluded that Mr. Prescott should serve as a director of Align. As CEO, Mr. Prescott is the only officer to sit on our Board. With over 10 years of experience at our company, he has deep knowledge and understanding of Align and its business. Mr. Prescott’s prior experience as CEO of another publicly traded medical device company demonstrates his leadership capability and business acumen. His experience with strategic and operational issues in the life sciences industry along with his service on the board of directors of other companies in this industry gives him insight into the issues facing this industry and brings valuable expertise to our Board.

Greg J. Santora Age: 61 Director since 2003 Board committees: Audit (Chair)
Mr. Santora has served as a director of Align since July 2003. Mr. Santora served as Chief Financial Officer at Shopping.com, a provider of internet-based comparison shopping resources, from December 2003 until September 2005. From 1997 through 2002, he served as Senior Vice President and Chief Financial Officer for Intuit, Inc., a provider of small business and personal finance software. Prior to Intuit, Mr. Santora spent nearly 13 years at Apple Computer in various senior financial positions including senior finance director of Apple Americas and senior director of internal consulting and audit. Mr. Santora, who began his accounting career with Arthur Andersen L.L.P., has been a CPA since 1974. He served on the board of directors of Taleo Corporation, a provider of on-demand talent management solutions until its acquisition by Oracle Corporation in April 2012. He previously served on the board of directors of Digital Insight Corporation. Mr. Santora holds a B.S. in Accounting from the University of Illinois and an M.B.A. from San Jose State University.

For the following reasons, the Board concluded that Mr. Santora should serve as a director of Align. Mr. Santora is an experienced financial leader with over 35 years of finance and accounting experience gained through his education and work at a major accounting firm and his later positions as chief financial officer of Intuit and Shopping.com. The compliance, financial reporting and audit expertise Mr. Santora gained in his senior finance and operations roles, including as chief financial officer, has proven valuable in addressing issues that have arisen at Align during Mr. Santora’s tenure as Audit Committee chairman. Mr. Santora very recently served on the board of directors and audit committee of another publicly traded company, which gives him insight and perspective into current best practices with respect to finance organizations and the audit committee function.

Warren S. Thaler Age: 49 Director since 2004 Board committees: Audit, Nominating and Governance, and Technology
Mr. Thaler has served as a director of Align since June 2004. Since 2001, Mr. Thaler has been President of Gund Investment Corporation, an investment firm owned by Gordon Gund with holdings in real estate as well as public and private equity securities. Since 1990, Mr. Thaler has served on the board of directors of several privately held companies owned by the Gund family. From 1990 to 2005, Mr. Thaler was on the board of directors of the Cleveland Cavaliers and Gund Arena Company and from 2001 to 2005 represented the Cleveland Cavaliers as its Alternate Governor at meetings of the National Basketball Association’s Board of Governors. Mr. Thaler received his B.A. from Princeton University and his M.B.A. from Harvard University.

For the following reasons, the Board concluded that Mr. Thaler should serve as a director of Align. Mr. Thaler’s demonstrated executive level management skills make him an important advisor to our Board. His success in building businesses as well as his finance and investment experience gained at Gund and through his education makes Mr. Thaler well suited for our Audit Committee. Mr. Thaler’s business background makes him a valuable component of a well rounded Board and a key member of the Board’s audit, nominating and governance, and technology committees.

There are no family relationships between any director or any of Align’s executive officers.

CORPORATE GOVERNANCE
Corporate Governance Policies and Practices
Align has instituted a variety of policies and practices to foster and maintain responsible corporate governance, including the following:
Declassified Board. We have a declassified Board and our bylaws provide for one-year terms for our directors. All of our directors will stand for election to one-year terms at this annual meeting.
Majority Voting for Election of Directors.The Board of Directors has adopted majority voting for uncontested elections of directors.
Corporate Governance Guidelines—Our Board has set out its corporate governance practices in the Corporate Governance Guidelines of Align Technology, Inc., a copy of which is available on the Investor Relations section of our website located at http://investor.aligntech.com. Selected provisions of the guidelines are detailed below.
Board Committee Charters—During the year, our Board maintained an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Technology Committee. Each committee has adopted a written charter that establishes practices and procedures for such committee in accordance with applicable corporate governance rules and regulations. These charters are available on the Investor Relations section of our website located at http://investor.aligntech.com.
Code of Ethics—Our Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. This Code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Investor Relations section of our website located at investor.aligntech.com. Stockholders may request in writing free printed copies of our Code of Ethics from Align Technology, Inc., 2560 Orchard Parkway, San Jose, California 95131, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com. We will post on our website at http://investor.aligntech.com any amendments to our Code of Business Conduct and Ethics, as well as any waivers to our Code of Business Conduct and Ethics that are required to be disclosed by the rules of the Securities and Exchange Commission or the NASDAQ Stock Market LLC.
Stock Ownership Guidelines. Our Board has adopted stock ownership guidelines.

•
Director Stock Ownership Guidelines. The guidelines provide that each director should own shares of Align’s common stock equal in market value to three times the cash portion of the Board’s annual retainer. The guideline for the Chairman of the Board is equal to the amount calculated for each of the other non-executive members of the Board. By way of example, assuming the cash portion of the Board’s annual retainer is $40,000, the target ownership level for a director, including the Chairman, would be $120,000. Directors are expected to attain the minimum level of target ownership within a period of five years from the effective date of the policy. Any new director will be expected to attain the minimum level of target ownership within a period of five years from the date he or she is first elected to the Board. In addition, in March 2013, the Compensation Committee of the Board of Directors determined to increase the director ownership ratio from three times the cash portion of the Board's annual retainer to five times. Currently, all directors are in compliance with the revised policy.

•
Executive Officer Stock Ownership Guidelines. The target ownership guideline set for each executive is based on that person’s relative level of seniority and responsibility. For our CEO, the ratio is 3.0 times his annual base salary. For our CFO, the ratio is 0.75 times his annual base salary. For each other executive officer, the ratio is 0.5 times such officer’s annual base salary. Once established, an executive officer’s target ownership guideline does not re-adjust automatically as a result of changes in his or her base salary or changes in the price of the company’s stock. Executive officers are required to achieve the guideline within five years of becoming an executive officer, or, in the case of persons who were executive officers at the time the guidelines were adopted, within five years of the date of adoption of the guidelines. In addition, in March 2013, the Compensation Committee of the Board of Directors determined to increase Mr. Prescott's ratio from 3 times his annual base salary to 5 times his annual base salary. The Committee also increased the ratio for each executive officer other than the CEO to 1.0 times each such executive officer's base salary. Currently, each executive officer is in compliance with the revised stock ownership guidelines, as amended.

For purposes of this policy, “ownership” includes:

•	shares of Align common stock held directly by the director or officer or in trust for the benefit of the director or officer or his or her family member living in the same household,

•	50% of the gain on vested in-the-money stock options, and

•	shares of underlying Align restricted stock units held directly by a director or officer, whether or not yet vested.
The term “ownership” does not include unvested options to purchase common stock or shares underlying unvested market stock units.
Director Independence
In accordance with the Nasdaq listing standards, the Board undertook its annual review of the independence of its directors and considered whether any director had a material relationship with Align or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board affirmatively determined that David E. Collins, Joseph Lacob, C. Raymond Larkin Jr., George J. Morrow, Dr. David C. Nagel, Greg J. Santora and Warren S. Thaler are “independent directors.” Mr. Prescott is employed by Align, he does not qualify as independent.
Board Role and Structure

Board Member	Board	Audit Committee	Compensation Committee	Nominating and Governance Committee	Technology Committee
David E. Collins	✓	✓	✓
Joseph Lacob	✓			Chair	✓
C. Raymond Larkin Jr.	Chair			✓
George J. Morrow	✓		Chair
Dr. David C. Nagel	✓		✓		Chair
Greg J. Santora	✓	Chair
Warren S. Thaler	✓	✓		✓	✓
Number of Meetings held in 2012	10	14	9	2	2
Role of Board. The Board has responsibility for reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of Align and, in so doing, serve the best interests of Align and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to oversight by the Nominating and Governance Committee, the Board nominates for election at annual stockholder meetings individuals to serve as directors of Align and elects individuals to fill any vacancies on the Board. It reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Align. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and Committee meetings.
Board Leadership Structure; Executive Sessions. We currently separate the roles of chief executive officer (CEO) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting our strategic direction and the day-to-day leadership and performance of the company, while the Chairman of the Board provides guidance to the CEO and, in consultation with the CEO and other members of our Board, sets the agenda for Board meetings and presides over meetings of the full Board. We believe that this separation of duties allows the CEO and Chairman to most efficiently use their time and to most effectively fulfill their respective responsibilities, which are critical to the future success of the Company. While our bylaws and corporate governance guidelines do not require that our Chairman and CEO positions be separate, the Board believes that having separate positions and having an independent outside director serve as chairman is the appropriate leadership structure for Align at this time. Our Corporate Governance Guidelines provide that the independent directors of the Board will meet in executive session at least twice a year. The independent directors met in such sessions four times in 2012.
Meetings of the Board. For the period of his Board service in 2012, each director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the committees on which he serves.
Process for Identifying and Evaluating Nominees and Relevant Criteria. The Nominating and Governance Committee considers candidates for board membership suggested by Board members, management and stockholders of Align. The Nominating and Governance Committee has also retained from time to time a third-party executive search firm to identify independent director candidates. In considering candidates for director nominee, the Nominating and Governance Committee generally assembles all information regarding a candidate’s background and qualifications. While Align does not have a formal diversity policy for board membership, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills, experience, and community involvement in its evaluation of candidates for Board membership. Such diversity considerations are discussed by the Nominating and Governance Committee in connection with the general qualifications of each potential nominee. The Nominating and Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Nominating and Governance Committee may seek input from Align’s management or the Board, who may interview any candidate. The Nominating and Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with Align’s policy regarding nominations and qualifications of directors.
The Nominating and Governance Committee has specified the following minimum qualifications that it believes must be met by a nominee for apposition on the Board:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills and experience that are complementary to those of the existing Board;

•	the ability to assist and support management and make significant contributions to Align’s success; and

•	an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.
Stockholder Recommendation of Nominees. Under our Corporate Governance Guidelines, the Nominating and Governance Committee is required to consider recommendations for candidates to the Board from stockholders holding at least 1% of the total outstanding shares of Align common stock (stockholders must have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation). The Nominating and Governance Committee will consider persons recommended by Align’s stockholders in the same manner as a nominee recommended by the Board, individual board members or management.
A stockholder may also nominate a person directly for election to the Board at an annual meeting of our stockholders provided their proposal meets the requirements set forth in our bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board at an annual meeting, is described above in the answer to the question “Is there any information that I should know regarding future annual meetings?”
Annual meeting attendance. Align encourages, but does not require, Board members to attend the annual stockholder meeting. Last year, one director attended our annual meeting of stockholders.
The Board’s Role in Risk Oversight. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as whole and through its committees, has responsibility for the oversight of risk management. In its risk management role, the Board has the responsibility to satisfy itself that the risk management processes implemented by management are adequate and functioning as designed. As a critical part of this risk management oversight role, the Board encourages management to promote a culture that actively manages risks as part of Align’s corporate strategy and day-to-day business operations. Furthermore, our Board encourages full and open communication between management and the Board. Our Chairman meets regularly with our CEO and other senior members of management to discuss strategy and risks facing the Company. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board on risk management-related and other matters. The Board regularly receives presentations from senior management on strategic matters involving our operations to enable it to understand our risk identification, risk management and risk mitigation strategies. The Board also holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.
Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, and structure. When a committee receives a report, the chairman of the committee discusses it with the full Board during the committee reports portion of the next Board meeting. This enables the Board to coordinate the risk oversight role.

The Compensation Committee’s Role in Risk Oversight. In fulfilling its role in assisting the Board in its risk oversight responsibilities, the Compensation Committee believes that the various elements of our compensation program mitigates against and do not encourage excessive risk taking and instead encourages behaviors that support sustainable value creation. The Compensation Committee annually assesses our compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. To arrive at this conclusion, the Committee assessed our executive and broad-based compensation programs and determined that the following design features of our compensation programs' did not create undesired or unintentional risk of a material nature and guarded against excessive risk-taking:

•
our compensation program is designed to provide a balanced mix of cash and equity, annual, and longer-term incentives in order to encourage strategies and actions that are in Align’s long-term best interests;

•	base salaries are consistent with an employee’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•
we establish performance goals under our annual cash incentive plan that we believe (A) are reasonable in light of past performance and market conditions, (B) encourage success without encouraging excessive risk taking to achieve short-term results, and therefore do not encourage unnecessary or excessive risk-taking;

•
the performance goals that determine payouts under our annual cash incentive plans are company-wide in order to encourage decision-making that is in the best long-term interests of Align and our stockholders as a whole;

•
the performance goals under our annual cash incentive plan include the achievement of non-financial, key strategic objectives that put an emphasis on the achievement of results intended to build value over the longer-term;

•
under our annual cash incentive plans, achievement of performance goals at levels below full target reduces only the payout related to that goal, not the other goals, and therefore does not result in an “all-or-nothing” approach;

•	each performance goal under our annual cash incentive plan has a maximum cap on achievement;

•	the Compensation Committee has discretion over annual cash incentive program payouts;

•	for our executive officers, we use a portfolio of equity based incentives that incent performance over a variety of time periods with respect to several balanced goals:

•	RSUs retain value even in a depressed market making it less likely that employees take unreasonable risks to get, or keep, equity grant “in the money”; and

•	performance-based market stock units, or MSUs, measure relative stockholder return over a three-year performance cycle; and

•	executive officers are subject to share ownership guidelines.
Committees
Audit Committee.
The purpose of the Audit Committee is to, among other things, oversee and monitor our accounting and financial reporting processes, our financial statement audits, the qualifications, independence and performance of our independent auditors and our internal accounting and financial controls; to pre-approve audit and non-audit services; to provide oversight and monitor our Internal Audit Department; to review, approve and monitor our Code of Business Conduct and Ethics; to oversee and review our risk management policies; and to establish procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. None of the Audit Committee members are employees of Align, and our Board has determined that each member is independent within the meaning of the Nasdaq listing standards and the rules and regulations of the SEC. Our Board has determined that Mr. Santora is qualified as an “audit committee financial expert” within the meaning of the rules of the SEC and has confirmed that the other members of the Audit Committee are able to read and understand financial statements. The report of the Audit Committee for 2012 is included in this proxy statement.
Compensation Committee.
The primary goal of the Compensation Committee is to ensure that the Company’s compensation programs successfully align the interest of employees, including executive officers, with those of the Company’s stockholders. In carrying out this objective, the Compensation Committee is responsible for reviewing and administering all compensation arrangements for executive officers, and reviewing general compensation goals and guidelines for Align’s employees and the criteria for which bonuses are to be determined. The Compensation Committee also assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Compensation Committee may form and delegate authority to subcommittees when appropriate, although no such delegation is currently in effect. None of the Compensation Committee members are employees of Align, and our Board has determined that each member is independent within the meaning of the Nasdaq listing standards. The report of the Compensation Committee for 2012 is included in this proxy statement.
Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee of the Board was at any time, since the formation of Align, an officer or employee of Align. No executive officer of Align serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving on Align’s Board or Compensation Committee.

Compensation Consultant.  To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors. For purposes of advice and consultation with respect to compensation of our executive officers during fiscal 2012, the Committee engaged Compensia, Inc., a national compensation consulting firm. In order to assure Compensia’s continued independence and to avoid any actual or apparent conflict of interest, the Committee does not permit Align to engage Compensia to perform any services for Align beyond those services provided to the Committee. The Committee has sole authority to retain or terminate Compensia as the Committee’s executive compensation consultant and to approve its fees and other terms of engagement. The Committee has assessed the independence of Compensia determined that no conflict of interest exists that would prevent the consulting firm from independently advising the Compensation Committee.
Nominating and Governance Committee. The Nominating and Governance Committee is expected to identify, evaluate and recommend nominees to the Board as well as evaluate the composition, organization and governance of the Board and its committees and develop and recommend corporate governance principles and policies applicable to Align.
Technology Committee. The Technology Committee is expected to review Align’s technology and development activities and oversee and advise the Board on matters of innovation and technology.
Stockholder Communications with Board
Stockholders may communicate directly with the non-management directors of Align by sending an email to Board@aligntech.com. Our General Counsel monitors these communications and ensures that appropriate summaries of all received messages are provided to the Board at its regularly scheduled meetings. In addition, the Chairman of the Nominating and Governance Committee has access to this email address and may monitor communications at his option. Where the nature of a communication warrants, our General Counsel may decide to obtain the more immediate attention of the appropriate committee of the Board or a non-management director, or Align’s management or independent advisors. After reviewing stockholder messages, our Board will determine whether any response is necessary or warranted.

Director Compensation
Cash Compensation. Our standard cash compensation plan for non-employee directors is as follows:

Description	Current Fee
Annual retainer for Chairman of the Board (1)	$210,000
Monthly retainer for membership on the Board (excluding the Chairman of the Board)	$3,000
Additional monthly retainer for Chair of Audit and Compensation Committees	$1,500
Additional monthly retainer for Chair of Technology Committee	$833
Additional monthly retainer for Chair of Nominating and Governance Committee	$500
Each face to face meeting of the Board	$1,500
Each telephonic meeting of the Board	$750
Each face to face Committee meeting	$1,000
Each telephonic Committee meeting	$500
_________________________________

(1)	The Chairman of the Board does not receive any compensation for Board or committee attendance other than the annual retainer.
Equity Compensation.The current practice is to grant to our Chairman and each non-employee director each May RSUs with a market value on the grant date of approximately $350,000 and $250,000, respectively. On May 23, 2012, Align granted each independent director 7,700 RSUs. Mr. Larkin was awarded an additional 3,800 RSUs for his service as Chairman of the Board. These RSUs vest 100% upon the earlier of (i) the one year anniversary of the grant date and (ii) the date of the next annual meeting of stockholders following the grant date. Assuming the continued service of the director, each of these equity awards will vest 100% on May 16, 2013.
Total Compensation. The table below summarizes the compensation paid by Align to non-employee directors for the year ended December 31, 2012. Mr. Thomas M. Prescott, our President and Chief Executive Officer, is not included in this table because he is an employee of Align and, as such receives no compensation for his service on the Board. The compensation received by Mr. Prescott is shown in the Summary Compensation Table on page 47.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
David E. Collins	61,500	240,471	301,971
Joseph Lacob	52,500	240,471	292,971
C. Raymond Larkin Jr. (2)	210,000	359,145	569,145
George Morrow	71,000	240,471	311,471
Dr. David Nagel	64,246	240,471	304,717
Greg Santora	75,500	240,471	315,971
Warren Thaler	60,000	240,471	300,471
_________________________________

(1)
The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units. There can be no assurance that the grant date fair value amounts will ever be realized. The restricted stock unit awards are time based awards, and are not subject to performance or market conditions.

(2)	Mr. Larkin is the Chairman of the Board. The Chairman of the Board does not receive any compensation for Board or committee attendance other than the annual retainer.
The aggregate number of stock awards outstanding at December 31, 2012 for each non-employee director is as follows:

Name	Stock Awards
Mr. Collins	7,700
Mr. Lacob	7,700
Mr. Larkin	11,500
Mr. Morrow	7,700
Dr. Nagel	7,700
Mr. Santora	7,700
Mr. Thaler	7,700

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS
The Audit Committee of our Board has selected PricewaterhouseCoopers LLP, independent registered public accountants (“PwC”), to audit the financial statements of Align for the year ending December 31, 2013. In making its recommendation to appoint PwC as Align’s independent registered public accountants, the Audit Committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence.
Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Although stockholder ratification of the selection of PwC as our independent registered public accountants is not required by our Bylaws or any other applicable law, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee, at its discretion, may direct the appointment of a different firm to act as our independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.
Ratification of the selection of PwC requires that the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote “For” this Proposal 2. An “Abstention” vote will have the same effect as an “Against” in this Proposal 2. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS ALIGN’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2013
Fees to PricewaterhouseCoopers LLP for 2012 and 2011
The following table presents fees for professional services rendered by PwC for the audit of Align’s annual financial statements for 2012 and 2011 and fees billed for audit-related services and tax services rendered by PwC for 2012 and 2011:

	2012	2011
Audit fees (1)	$1,909,999	$1,899,650
Audit-related fees (2)	61,648	607,965
Tax fees (3)	764,965	546,027
Total fees:	$2,736,612	$3,053,642
_________________________________

(1)
Audit fees—These are fees for professional services performed by PwC for the annual audit of Align’s financial statements and review of financial statements included in Align’s quarterly filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

(2)
Audit-related fees—These are fees for technical advisory consultations performed by PwC that are reasonably related to the performance of the audit or review of Align’s financial statements and are not reported under “Audit fees”, including fees for due diligence services.

(3)	Tax fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning.

Audit Committee’s Policy of Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants subject to limited discretionary authority granted to our Chief Financial Officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval and the fees for the services performed to date. All PwC services in 2012 and 2011 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD
The following is the report of the Audit Committee of the Board of Directors with respect to Align’s audited financial statements for the year ended December 31, 2012, which include the consolidated balance sheets of Align as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2012, and the notes thereto.
In accordance with the written charter adopted by the Board of Directors of Align, the purpose of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of:

•	the integrity of Align’s financial statements;

•	Align’s compliance with legal and regulatory requirements;

•	the independent registered public accountant’s qualifications, independence and performance;

•	adequacy of Align’s internal accounting and financial controls; and

•	Align’s internal audit department.
The full text of the Audit Committee’s charter is available on the Investor Relations section of Align’s website (www.aligntech.com). The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the SEC and the Nasdaq listing standards.
In carrying out its responsibilities, the Audit Committee, among other things, is responsible for:

•	providing guidance with respect to Align’s relationship with the independent auditors, including having responsibility for their appointment, compensation and retention;

•	reviewing the results and audit scope;

•	approving audit and non-audit services;

•	reviewing and discussing with management the quarterly and annual financial reports;

•	overseeing and reviewing Align’s risk management policies; and

•	overseeing management’s implementation and maintenance of effective systems of internal controls.
The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
Before selecting PricewaterhouseCoopers LLP as Align’s independent auditors, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as independent accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters to be considered under the SEC’s rules regarding auditor independence, including the nature and extent of non-audit services, to ensure that the accountants’ independence will not be impaired. In addition, the Audit Committee has received the written disclosures and the letter required from the independent accountants required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee of our Board of Directors has determined that the provision of services by PricewaterhouseCoopers LLP of non-audit related services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent accountants.
Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include Align’s audited consolidated financial statements in Align’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Respectfully submitted by:

AUDIT COMMITTEE
Greg J. Santora, Chair
David E. Collins
Warren S. Thaler

PROPOSAL THREE
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
At our 2011 annual meeting, a majority of our stockholders voted in favor of holding a “say-on-pay” vote every year. The Board considered the voting results on that proposal and determined to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation. The Board believes that an annual advisory vote on a resolution to approve executive compensation allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year, and is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on these matters. Accordingly, this year, we are again requesting you approve, on an advisory basis, the compensation of our named executive officers disclosed in "Compensation Discussion and Analysis," the Summary Compensation table and the related compensation tables, notes, and narrative in this proxy statement.
As we discuss below under the caption “Executive Officer and Director Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to link the actions of our executives to business outcomes that drive value for our stockholders. We believe that the most effective way to achieve this goal is to compensate our executive officers for the achievement of specific annual financial goals, certain annual and longer-term key strategic objectives, and the realization of increased stockholder value. We believe the compensation program for our executive officers was instrumental in helping Align achieve strong financial performance despite a challenging macroeconomic environment over the past few years. We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 30 of this Proxy Statement and the compensation tables that follow, for additional details on Align’s executive compensation, including Align’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2012.
The following highlights key aspects of executive compensation with respect to our named executive officers in fiscal year 2012:

•	Approximately 80%—90% of total compensation is variable and tied to achievement of internal performance targets or Align's stock price performance;

•
Since Align’s achievement of internal performance targets was at or near target in 2012 compared to significantly above target in 2011, each executive officer received less cash incentive award compensation compared to 2011;

•
Align granted long-term equity awards that link the interests of our executives with those of our shareholders. Specifically, those awards include performance-based market stock units, which are earned based on a comparison of Align’s stock price performance to the Nasdaq Composite index over a 3-year performance period;

•	Executive officers are not entitled to any tax gross-up treatment on any severance or change-of-control benefits;

•
Align’s compensation programs are reviewed regularly by the Compensation Committee, which has determined the Company’s compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company;

•
Align continued to demonstrate its prudent use of equity balancing stockholder concerns with the motivation of our executive officers to achieve the Company’s business goals and create long-term stockholder value. In 2012, Align’s overall equity award adjusted burn rate (which counts each RSU and earned MSU award as 2.0 shares) was 2.23%.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to Align Technology, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 30 to 45 of this Proxy Statement, is hereby approved.”
This is an advisory vote, which means that this proposal is not binding on us. Our Compensation Committee, however, values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our executive officers. You may vote for, against or abstain from voting on this matter.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR
APPROVAL OF AN AMENDMENT AND RESTATEMENT OF
THE ALIGN TECHNOLOGY, INC. 2005 INCENTIVE PLAN
Our 2005 Incentive Plan (the “Incentive Plan”), which was most recently amended and approved by stockholders at our 2011 annual stockholder meeting, allows Align to grant stock options, restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights and other stock-based and cash incentives to employees and consultants of Align and its affiliates and to members of our Board of Directors (the “Board”). On March 21, 2013, our Board approved an amendment and restatement of the Plan (the “Amendment”), subject to stockholder approval. The Amendment provides:

•
An increase by 7,000,000 shares in the number of shares authorized for issuance under the Incentive Plan, from 13,283,379 to 20,283,379 shares (plus up to an aggregate of 5,000,000 shares that are or would have been returned to our 2001 Stock Incentive Plan (the “2001 Plan”) as result of termination of options or repurchase of shares on or after March 28, 2005).

•
Each share subject to awards of restricted stock, restricted stock units, performance shares and performance units with a per share or unit purchase price less than the fair market value of a share of our common stock on the award's grant date (“full value awards”) that are granted on or after May 16, 2013, will be counted against the Incentive Plan's share reserve (the “fungible ratio”) as 1.9 shares for every one share subject to such award. Shares subject to such awards that are returned to the Incentive Plan will be credited as 1.9 shares. The fungible ratio of awards granted prior to May 16, 2013, was 1.5 shares for every one share subject to such award and each share subject to such awards that are returned to the Incentive Plan will continue to be credited as 1.5 shares.

•
In any fiscal year of Align, non-employee directors may be granted awards covering a maximum of 100,000 shares (other than any awards granted to such director while he or she was a consultant or employee of Align or its affiliates).

•
Full value awards granted under the Incentive Plan will be subject to vesting criteria as determined by the administrator of the Incentive Plan, which the administrator may reduce or waive following the grant of a full value award. Prior to the Amendment, full value awards were required to vest at a rate not earlier than as to one-third of the shares annually from the award's grant date, unless the award was subject to performance-based vesting over a performance period of at least one year, and any vesting criteria could be reduced or waived only upon or in connection with a change in control of Align or the award holder's termination of service with Align.

The Incentive Plan has not been materially amended with respect to any other terms or provisions. To the extent stockholders do not approve this Proposal 4, the Incentive Plan will continue as if the Amendment did not apply and was not adopted by the Board.
Reasons Why You Should Vote in Favor of the Approval of the Amendment and Restatement of the Incentive Plan
Our Board believes the Incentive Plan is in the best interests of Align and our stockholders for the following reasons:

•
Aligns director, employee and stockholder interests. We believe that an effective and competitive employee incentive program is imperative for the success of our business. We rely on our experienced employees and their efforts to help Align achieve its business objectives. At Align, equity awards constitute a key component of our incentive and retention programs because the Board and the Compensation Committee of our Board believe that equity compensation encourages our employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

•
Attracts and retains talent. Talented, motivated and effective executives and employees are essential to executing our business strategies. Stock-based compensation has been an important component of total compensation at Align for many years because such compensation enables us to effectively recruit executives and other employees while encouraging them to act and think like owners of our company. If the Amendment to the Incentive Plan is approved, we believe we will maintain our ability to offer competitive compensation packages to both retain our best performers and attract new talent.

•
Supports our pay-for-performance philosophy. The Compensation Committee of our Board believes that stock-based compensation is inherently performance-based, as the benefit the recipient receives increases as our stock price rises. The same attribute also directly links equity award compensation with stockholder value creation.

The Board believes it is in the best interest of Align that the stockholders approve the Amendment to increase the number of shares that are available for awards under the Incentive Plan, because the increase will allow Align to continue to grant stock-based compensation at levels it deems appropriate. If the Amendment is approved, we will not have to restructure our existing compensation programs for reasons that are not directly related to the achievement of our financial business objectives. To remain competitive without stock-based compensation arrangements, it likely will be necessary to replace components of compensation previously awarded in equity with cash or with other instruments that may not necessarily align director and employee interests with those of our stockholders as well as stock-based awards do. Additionally, replacing equity with cash will increase cash compensation expense and use cash that would be better utilized toward other strategic purposes, such as research and development of innovative new products, improvements in the quality and performance of existing products and strategic acquisitions.
Our Board approved the Amendment to the Incentive Plan following substantial review of, and deliberation concerning the structure of the plan, as well as the peer group industry data and equity plan policies of ISS, a leading proxy advisory firm. Our Board subsequently approved the Amendment, subject to approval by our stockholders. In determining the number of shares reserved for issuance under the Incentive Plan, our Board considered a number of factors, including:

•
Historical Grant Practices. Our Board considered the historical amounts of equity awards that Align has granted in the past 3-years. The following table sets forth information regarding awards granted and earned and the run rate (burn rate) for each of the last 3 fiscal years. Our 3-year adjusted burn rate of 2.64% (adjusted so that each full-value award is counted as two stock options) is significantly below industry guidelines recommended by Institutional Shareholder Services of 5.09%.

	2012	2011	2010
Stock options granted	—	421,000	1,501,164
Restricted stock units granted	897,300	799,000	427,195
Weighted average basic common shares outstanding during the fiscal year	80,528,315	77,987,999	75,825,000
% of Basic Total Shares Outstanding (full value awards counted using a ratio of 2:1)	2.23%	2.59%	3.11%

•
Forecasted Grant Practices. We currently forecast granting options and full value awards (in the form of restricted stock units and market stock units) covering approximately 8.5 million shares over the next 3 year period, which is equal to 10% of our common shares outstanding as of March 1, 2013. In particular, and as part of its analysis, the compensation committee considered our proposed share reserve in light of the “fungible ratio,” a ratio established to account for the economic and dilutive differences between “full value” equity awards such as restricted stock units and market stock units, which will generally result in some value being paid to an employee upon vesting regardless of stock price performance, and stock options, which require that our stock price trade higher than the applicable exercise price in order for a participant to realize value. Because of these differences, we are generally required to deliver more shares subject to options in order to provide the same estimated grant value relative to restricted stock or restricted stock units. For purposes of our plan, the compensation committee established a “fungible ratio” of 1.9:1, meaning that shares subject to restricted stock units and market stock units, and similar full value awards will count against our available reserves at the rate of 1.9 shares for each share subject to the award. In determining the fungible ratio, the compensation committee considered information from third-party databases. Stock options would reduce the available reserve on a share for share basis based on the number of shares subject to the option.

•
Awards Outstanding Under Existing Grants. Align has outstanding, as of March 1, 2013, stock options covering 2,587,091 shares, 1,914,592 unvested restricted stock units and 561,900 unvested market stock units (calculated assuming they vest at their maximum value of 150% of target). Accordingly, the approximately 5,063,583 shares subject to outstanding awards (commonly referred to as the “overhang”) represent approximately 6% of our outstanding shares. Subject to approval by our stockholders, the overhang resulting from the number of shares requested under the plan will be approximately 18%.

Under the heading “Equity Compensation Plan Information” on page 29, as required by SEC rules, we provide information about shares of our common stock that may be issued under our equity compensation plans as of December 31, 2012. To facilitate the approval of this Amendment, set forth below is certain additional information. As of March 1, 2013:

•	81,714,769 shares of our common stock were outstanding.

•	The market value of one share of our common stock was $31.13.

•	The number of shares remaining available for future grants, under the Incentive Plan was 2,576,123.

•	The weighted average exercise price of all outstanding stock options was $15.40.

•	The weighted average remaining contractual term for all outstanding stock options was 4.07 years.
The Incentive Plan also is designed to allow Align to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Incentive Plan. Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees,” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, restricted stock units, performance shares, performance units, and other stock and cash incentives awarded under the Plan to qualify as “performance-based” within the meaning of Section 162(m), the Plan limits the sizes of such awards as further described below. By approving the Incentive Plan, the stockholders will be approving, among other things, eligibility requirements for participation in the Plan, performance measures upon which specific performance goals applicable to certain awards would be based, limits on the numbers of shares or compensation that could be made to participants, and the other material terms of the Incentive Plan and awards granted under the Plan. Notwithstanding the foregoing, Align retains the ability to grant equity awards under the Incentive Plan that do not qualify as “performance-based” compensation within the meaning of Section 162(m).
The following is a summary of the material features of the Incentive Plan (as it is proposed to be amended by the Amendment) and its operation. This summary is qualified in its entirety by reference to the Incentive Plan itself. A copy of the Amendment is attached to this Proxy Statement as Appendix B.
Summary of the 2005 Incentive Plan
Purpose. The general purposes of the Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to individuals who perform services to Align and to promote the success of Align's business.
Administration. The Incentive Plan is administered by the Board or a committee (“Committee”) designated by the Board (in either case, the “Plan Administrator”). To make grants to certain officers and key employees of Align intended to be an exempt transaction under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), the members of the Committee must qualify as “non-employee directors” under Rule 16b-3. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), administration must be by a committee consisting of two or more “outside directors” within the meaning of Section 162(m).
Subject to the terms of the Incentive Plan, the Plan Administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, to determine the terms and conditions of awards, to modify or amend each award (subject to the restrictions of the Incentive Plan), including to accelerate vesting or waive forfeiture restrictions, and to interpret the provisions of the Incentive Plan and outstanding awards.

Eligibility. The Incentive Plan provides that nonstatutory stock options, restricted stock, restricted stock units (“RSUs”), performance shares, performance units, and stock appreciation rights (“SARs”) may be granted to employees (including officers) and consultants of Align and its affiliates and to members of the Board. Incentive stock options may be granted only to employees of Align or its parent or subsidiaries. The Plan Administrator will determine which eligible persons will be granted awards. In addition, the Plan Administrator may grant other incentives payable in cash or shares under the Incentive Plan as determined by the Plan Administrator to be in the best interests of Align and subject to any terms and conditions the Plan Administrator deems advisable. As of March 1, 2013, approximately 800 employees of Align or its affiliates and eight members of our Board would be eligible to participate in the Incentive Plan.
Shares Available under the Incentive Plan. We are asking stockholders to approve an increase of 7,000,000 shares in the number of shares reserved under the Incentive Plan. If stockholders approve the Amendment, a total maximum aggregate of 20,283,379 shares plus up to an aggregate of 5,000,000 shares that had or would have been returned to the 2001 Plan (the

“2001 Plan”) as result of termination of options or repurchase of shares on or after March 28, 2005, would be available for issuance under the Incentive Plan. If the Amendment is not approved by the stockholders, up to a total of 13,283,379 shares plus up to an aggregate of 5,000,000 shares that are or would have been returned to the 2001 Plan as result of termination of options or repurchase of shares on or after March 28, 2005, are available for issuance. As of March 1, 2013, 2,587,091 shares were subject to outstanding options, 1,914,592 shares were subject to outstanding restricted stock units, and 561,900 under the Incentive Plan. As of the same date, 2,576,123 shares remained available for any new awards to be granted in the future under the Incentive Plan. Any shares subject to options or SARs will be counted as one share for purposes of determining the available number of shares for issuance under the Incentive Plan. Any shares subject to restricted stock, RSUs, and performance shares or units granted prior to March 19, 2013, will be counted as 1.5 shares for purposes of determining the available number of shares for issuance under the Incentive Plan. To the extent a share that was subject to an award that counted as 1.5 shares against the shares reserved under the Incentive Plan, is recycled back into the Incentive Plan (as described below), the Incentive Plan will be credited with 1.5 Shares. Any shares subject to restricted stock, RSUs, and performance shares or units granted on or after March 19, 2013, will be counted as 1.9 shares for purposes of determining the available number of shares for issuance under the Incentive Plan. To the extent a share that was subject to an award that counted as 1.9 shares against the shares reserved under the Incentive Plan, is recycled back into the Incentive Plan (as described below), the Incentive Plan will be credited with 1.9 Shares. Shares may be authorized, but unissued, or reacquired shares of our common stock. As of March 1, 2013, the closing price of our common stock on NASDAQ was $31.13 per Share.
If an award expires or becomes unexercisable without having been exercised in full or, with respect to RSUs, performance units or performance shares, is terminated due to failure to vest, the unpurchased shares (or for awards other than Options or SARs, the unissued shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon the exercise of a SAR settled in shares, the gross number of shares covered by the portion of the award so exercised will cease to be available under the Incentive Plan. Shares that have actually been issued under the Incentive Plan under any award will not be returned to the Incentive Plan and will not become available for future distribution under the Incentive Plan; except that if shares issued pursuant to restricted stock, RSUs, performance shares or performance units are repurchased by Align or are forfeited to Align due to failure to vest, such shares will become available for future grant under the Incentive Plan. Shares used to pay the exercise or purchase price of an award and/or to satisfy the tax withholding obligations related to an award will not become available for future grant or sale under the Incentive Plan. To the extent an award under the Incentive Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Incentive Plan.
Prohibition on Repricings and Option or SAR Exchanges. The exercise price for the shares to be issued pursuant to an option or SAR that has already been granted may not be reduced without the consent of our stockholders. This prohibition includes, without limitation, a repricing of the option or SAR as well as an option or SAR exchange program whereby the holder of such award agrees to cancel his or her existing option or SAR in exchange for an option or SAR with an exercise price equal to the fair market value of the shares subject to such award on the date of grant.
Options. The exercise price of options granted under the Incentive Plan is determined by the Plan Administrator and must not be less than 100% of the fair market value of Align's common stock at the time of grant except as may be permitted under Section 424(a) of the Code. Options granted under the Incentive Plan expire as determined by the Plan Administrator, but in no event later than seven (7) years from date of grant. Incentive stock options granted to stockholders owning more than 10% of the voting stock of Align must have an exercise price per share no less than 110% of the fair market value at the time of grant and the term of such option may be no more than 5 years from the date of grant. The fair market value of Align's common stock generally is determined with reference to the price for Align's common stock on the date the option is granted.
Options become exercisable at such times as are determined by the Plan Administrator and are set forth in the individual option agreements. An option is exercised by giving notice to Align specifying the number of full shares to be purchased and tendering payment of the purchase price together with any applicable tax withholdings. The method of payment of the exercise price for the shares purchased upon exercise of an option will be determined by the Plan Administrator. Each option grant is evidenced by an agreement that specifies the exercise price, the term of the option, the forms of consideration for exercise, and such other terms and conditions as the Plan Administrator, in its sole discretion, will determine.
Stock Appreciation Rights. A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Company common stock between the date of grant of the award and the date of its exercise. The Plan Administrator, subject to the provisions of the Incentive Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Incentive Plan; provided that no SAR may have a term of more than 7 years from the date of grant and that the exercise price of a SAR may not have an exercise price below 100% of the fair market value of Align's common stock on the grant date except as may be permitted under Section 424(a) of the Code.

Upon exercise of a SAR, the holder of the SAR will be entitled to receive payment from us in an amount determined by multiplying (i) the difference between the fair market value of a share on the date of exercise over the exercise price by (ii) the number of shares with respect to which the SAR is exercised. At the discretion of the Plan Administrator, payment to the holder of a SAR may be in cash, shares or a combination of both. Each SAR grant is evidenced by an agreement that specifies the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Plan Administrator will determine.
Termination of Employment. The Incentive Plan gives the Plan Administrator the authority to vary the terms of the individual option and SAR agreements, including exercisability of the award following termination of service with Align. In the absence of a period specified in the option or SAR agreement, generally if a participant ceases to be an employee, director or consultant for any reason other than misconduct, then the participant will have the right to exercise his or her outstanding award for 3 months (or 12 months if termination is due to death or disability), after the date of termination, but only to the extent that the participant was entitled to exercise such option or SAR at the date of such termination. In no event will an option or SAR be exercisable beyond its term.
Restricted Stock. Awards of restricted stock are rights to acquire or purchase shares, which vest in accordance with the terms and conditions established by the Plan Administrator in its sole discretion. Restricted stock awards may be subject to vesting conditions as the Plan Administrator specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise provided by the Plan Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant's termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends or other distributions paid on such shares, except that dividends or other distributions paid in the form of shares will be subject to the same restrictions as the original award. The Plan Administrator may, in its sole discretion, reduce or waive any restrictions and may accelerate the time at which any restrictions will lapse or be removed. Each restricted stock grant is evidenced by an agreement that specifies the period of restriction, the number of shares granted, and such other terms and conditions as the Plan Administrator will determine.
Restricted Stock Units. The Plan Administrator may grant RSUs which represent a right to receive shares at a future date as set forth in the participant's award agreement. Each RSU granted under the Incentive Plan is evidenced by an agreement that specifies the number of shares subject to the award and other terms and conditions as the Plan Administrator will determine. RSUs will result in a payment to a participant only if the performance goals or other vesting criteria the Plan Administrator may establish are achieved or the awards otherwise vest. Earned RSUs will be paid, in the sole discretion of the Plan Administrator, in the form of cash, shares, or a combination of both. The Plan Administrator may establish vesting criteria in its discretion, which may be based on company-wide, divisional, business unit or individual goals, applicable federal or state securities laws, or any other basis and which may include the performance goals listed below. The extent to which the vesting criteria are met will determine the number of RSUs to be paid out to participants.
After the grant of a restricted stock unit award, the Plan Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned RSUs as of the date set forth in the award agreement.
Performance Units and Performance Shares. Performance units and performance shares also may be granted under the Incentive Plan. Each award of performance shares or units granted under the Incentive Plan is evidenced by an agreement that specifies the performance period and other terms and conditions of the award as the Plan Administrator will determine. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria the Plan Administrator may establish are achieved or the awards otherwise vest. Earned performance units and performance shares will be paid, in the sole discretion of the Plan Administrator, in the form of cash, shares, or a combination of both. The Plan Administrator may establish performance objectives in its discretion, which may be based on company-wide, divisional or individual goals, applicable federal or state securities laws, or any other basis and which may include the performance goals listed below. The extent to which the vesting criteria are met will determine the number and/or the value of performance units and performance shares to be paid out to participants.
After the grant of a performance unit or performance share, the Plan Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares and accelerate the time at which any restrictions will lapse or be removed. Performance units will have an initial value established by the Plan Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share on the grant date. A participant will forfeit any performance shares or units that are unearned or unvested as of the date set forth in the award agreement.
Other Cash or Stock Awards. In addition to the awards described above, the Plan Administrator may grant other incentives payable in cash or shares under the Incentive Plan as it determines to be in the best interests of Align and subject to such other terms and conditions as it deems appropriate, including awards intended to qualify as “performance based compensation” under Section 162(m).
Performance Goals. Awards of restricted stock, RSUs, performance shares, performance units and other incentives under the Incentive Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement including: cash flow; cash position; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; economic profit; economic value added; equity or stockholder's equity; market share; net income; net profit; net sales; operating earnings; operating income; profit before tax; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; return on net assets; revenue; sales growth; share price; or total return to stockholders. The performance goals may differ from participant to participant and from award to award, may be used to measure the performance of Align as a whole or a business unit or other segment of Align, or one or more product lines or specific markets and may be measured on growth basis or relative basis to a peer group or index. The performance goals will be calculated in accordance with Align's financial statements, United States Generally Accepted Accounting Principles (“GAAP”) or under a methodology established by the Plan Administrator prior to or at the time of issuance of an award, which is consistently applied with respect to a performance goal in the relevant performance period.
To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any award granted subject to performance goals, within the first 25% of the performance period, but in no event more than 90 days following the commencement of any performance period (or such other time as may be required or permitted by Section 162(m)), the Plan Administrator will, in writing: (i) designate one or more participants to whom an award will be made, (ii) select the performance goals applicable to the performance period, (iii) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the Plan Administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the Administrator may reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the Plan Administrator may deem relevant to the assessment of individual or corporate performance for the performance period. The Plan Administrator also may determine what actual award, if any, will be paid in the event of a participant's termination of employment (whether as a result of death or disability or otherwise, and whether prior to or following a change in control of Align) prior to the completion of a performance period or upon a change in control of Align. A participant will be eligible to receive payment pursuant to an award for a performance period only if the performance goals for such period are achieved.
Individual Award Limitations. The Incentive Plan contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of shares which could be issued to any one individual in any fiscal year (i) pursuant to options or SARs is 1,000,000 shares, (ii) pursuant to restricted stock intended to qualify as performance-based compensation under Section 162(m) is 500,000 shares, (iii) pursuant to RSUs intended to qualify as performance-based compensation under Section 162(m) is 500,000 shares, and (iv) pursuant to performance shares intended to qualify as performance-based compensation under Section 162(m) is 500,000 shares, and the maximum dollar value which could be issued to any one individual in any fiscal year pursuant to the grant of performance units intended to qualify as performance-based compensation under Section 162(m) is $5,000,000. In addition, in connection with his or her initial hiring with Align, an individual may be granted additional awards of up to a maximum of (i) 1,000,000 shares covering options or SARs, (ii) 500,000 shares covering restricted stock intended to qualify as performance-based compensation under Section 162(m), (iii) 500,000 shares covering RSUs intended to qualify as performance-based compensation under Section 162(m), and (iv) 500,000 shares covering performance shares intended to qualify as performance-based compensation under Section 162(m). Other types of incentives payable in cash under the Incentive Plan that the Plan Administrator may determine to grant have a maximum dollar value of $5,000,000 per year for any participant. In any fiscal year of Align, a non-employee director may be granted awards covering no more than 100,000 shares.
Non-Transferability of Awards. Awards granted under the Incentive Plan generally are not transferable, and all rights with respect to an award granted to a participant generally will be available during a participant's lifetime only to the participant.
Misconduct. If a participant terminates service with Align as a result of his or her misconduct (as defined in the Incentive Plan) or the participant engages in misconduct while holding an outstanding award, then all awards granted under the Incentive Plan that the participant holds will terminate immediately and the participant will have no further rights with respect to those awards.

Adjustments. In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or other securities of Align, or other change in the corporate structure affecting Align's common stock, the Plan Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be available under the Incentive Plan, will adjust the number and class of shares that may be delivered under the Incentive Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the award grant limitations (including the maximum shares issuable under the Incentive Plan and the individual award limitations described above).
Dissolution or Liquidation. In the event of Align's proposed dissolution or liquidation, the Plan Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.
Change in Control. In the event of our change in control (as defined in the Incentive Plan), each outstanding award will be treated as the Plan Administrator determines, including, without limitation, that each award be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If there is no assumption or substitution of outstanding awards, Participant will have the right to exercise options and SARs as to all of the shares subject to awards that are not assumed or substituted, all restrictions on restricted stock, RSUs and performance shares and units not assumed or substituted will lapse, and with respect to awards with performance-based vesting not assumed or substituted, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In such event, the Plan Administrator will notify participants holding options and/or SARs that the award is fully vested and exercisable for such period of time as the Plan Administrator may determine from the date of such notice and that the award will terminate upon expiration of such period. With respect to awards granted to non-employee directors that are assumed or substituted for, if on the date of or following such assumption or substitution such director is terminated in his or her capacity as a director other than upon his or her voluntary resignation, then he or she will fully vest in and have the right to exercise options and/or SARs as to all of the shares subject to such awards, all restrictions on restricted stock, RSUs and performance shares and units will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. The Plan Administrator will not be required to treat all awards similarly in the transaction.
Amendment and Termination of the Incentive Plan. The Plan Administrator will have the authority to amend, suspend or terminate the Incentive Plan, except that stockholder approval will be required for any amendment to the Incentive Plan to the extent required by any applicable laws. Any amendment, suspension or termination will not, without the written consent of the participant, impair any rights of any participant under any award previously granted. If stockholders approve the Incentive Plan, it will terminate on the 7-year anniversary of Align's 2013 Annual Meeting, unless the Plan Administrator terminates it earlier pursuant to the terms of the Incentive Plan.
Number of Awards Granted to Employees, Consultants and Directors
Subject to the annual numerical limits under the Incentive Plan, the number of awards (if any) that an employee, consultant, or director may receive under the Incentive Plan is in the discretion of the Plan Administrator and therefore cannot be determined in advance. Our executive officers and non-employee members of the Board have an interest in this proposal because they are eligible to receive Awards under the 2005 Plan. The following table sets forth: (a) the total number of shares subject to options, (b) the average per share exercise price of options, and (c) the total number of shares subject to RSUs granted during the last fiscal year. No other types of awards were granted under the Incentive Plan during the last fiscal year.

Name of Individual or Group	Number of Shares Subject to RSUs (#)	Weighted Average per Unit Grant date Dollar Value of RSUs ($)	Number of Shares Subject to MSUs (#)	Weighted Average per Unit Grant date Dollar Value of MSUs ($)
Thomas M. Prescott	62,500	27.22	62,500	29.45
Kenneth B. Arola	16,200	27.22	16,200	29.45
Len M. Hedge	24,000	27.22	24,000	29.45
Jennifer M. Erfurth	40,000	26.42	—	—
Richard Twomey	16,500	27.22	16,500	29.45
Dana C. Cambra	17,250	27.22	17,250	29.45
All executive officers, as a group	229,450	27.08	189,450	29.45
All directors who are not executive officers, as a group	57,700	31.23	—	—
All employees who are not executive officers, as a group	610,150	27.71	—	—
Summary of U.S. Federal Income Tax Information
Nonstatutory Stock Options. No taxable income is reportable upon the grant of a nonstatutory stock option with a per share exercise price at least equal to the fair market value of a share of the underlying stock on the date of grant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case the spread upon exercise will be an alternative minimum tax adjustment item). If the participant exercises the option and then later sells or otherwise disposes of the shares more than 2 years after the grant date and more than 1 year after the exercise date, the difference between the sale price and the exercise price will be taxed as long-term capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the 2 or 1 year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option and any additional gain or loss will be capital gain or loss.
Stock Appreciation Rights. No taxable income is reportable upon the grant of a stock appreciation right with a per share exercise price equal to the fair market value of a share of the underlying stock on the date of grant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which the shares underlying the award vests (that is, becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture). However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Cash Payments. A participant will recognize compensation income upon receipt of a cash payment pursuant to any award. The Company generally will be entitled to a tax deduction for the payment in an amount equal to the compensation income recognized by the participant.

Tax Effect for Align. Align generally will be entitled to a tax deduction in connection with an award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to Align's Chief Executive Officer and to each of its three (3) most highly compensated executive officers other than the Chief Financial Officer. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, Align can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Incentive Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The Incentive Plan has been designed to permit the Plan Administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Align to continue to receive a federal income tax deduction in connection with such awards.
Section 409A. Section 409A of the Code sets forth requirements with respect to how an individual may elect to defer compensation and select the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual's separation from service, a predetermined date, or the individual's death). Section 409A imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred.
Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A's provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states such as California have adopted similar provisions.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND ALIGN WITH RESPECT TO AWARDS UNDER THE INCENTIVE PLAN AND DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.
Vote Required; Recommendation of Board of Directors
The approval of the Amendment to the amended and restated Align Technology, Inc. 2005 Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.
OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL
AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE ALIGN TECHNOLOGY, INC. 2005 INCENTIVE PLAN (AS AMENDED AND RESTATED).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 about our common stock that may be issued upon the exercise of options and rights granted to employees, consultants or members of our Board of Directors under all existing equity compensation plans, including the 1997 Equity Incentive Plan, the Employee Stock Purchase Plan, the 2001 Stock Incentive Plan and the 2005 Incentive Plan, each as amended, and certain individual arrangements. For information about shares of our common stock that may be issued under our equity compensation plans as of March 1, 2013, see Proposal Four -Approval of Amendment to 2005 Equity Incentive Plan under the heading “Equity Compensation Plan Information as of March 1, 2013”. Column (c) of the table below does not reflect the 7,000,000 additional shares of our common stock that will become available for issuance under the 2005 Incentive Plan if our stockholders approve Proposal Four.

Plan Category	Number of securities to be issued upon exercise of outstanding options, RSUs and MSUs (a)	Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,041,331(1)(2)	$15.21	4,101,652(3)

(1)
This number reflects the number of securities to be issued upon exercise of outstanding options and restricted stock units under the 1997 Equity Incentive Plan, the 2001 Stock Incentive Plan, and the 2005 Incentive Plan.   The 1,500,193 restricted stock units included in this number have an exercise price of zero.

(2)
We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the Employee Stock Purchase Plan.

(3)
This number of securities reflects securities available for future issuance under the 2005 Stock Incentive Plan and the 2012 Stock Incentive Plan. Our 2005 Incentive Plan, as amended, provides for the granting of incentive stock options, non-statutory stock options, restricted stock units, stock appreciation rights, performance units and performance shares to employees, non-employee directors, and consultants.   Shares granted as an award of restricted stock, restricted stock unit, performance share or performance unit are counted against the authorized share reserve as one and one-half (1 1/2) shares for every one (1) share subject to the award, and any shares canceled will be returned at the same ratio.  An aggregate of 5,000,000 shares that would have been returned to our expired 2001 Stock Incentive Plan as a result of options canceled or shares repurchased, can be added to the shares available under the 2005 Incentive Plan. As of December 31, 2012, we have a total of 16,283,379 shares authorized and reserved, of which 4,103,752 shares are available for issuance. This includes 2,377,616 shares that have been transferred from the 2001 Stock Incentive Plan. We issue new shares from our pool of authorized but unissued shares to satisfy the exercise and vesting obligations of our stock-based compensation plans. Our 2001 Employee Stock Purchase Plan (the “2001 Purchase Plan”) consists of consecutive overlapping twenty-four month offering periods with four six-month purchase periods in each offering period.  Employees purchase shares at 85% of the fair market value of the common stock at either the beginning of the offering period or the end of the purchase period, whichever is lower.  The 2001 Purchase Plan expired on January 31, 2011. In May 2010, our shareholders approved the 2010 Employee Stock Purchase Plan (the “2010 Purchase Plan”) to replace the 2001 Purchase Plan.  The terms and features of the 2010 Purchase Plan are substantially the same as the 2001 Purchase Plan and will continue until terminated by either the Board or its administrator.  The maximum number of shares available for issuance under the 2010 Purchase Plan is 2,400,000 shares.  During the year ended December 31, 2012, 2011 and 2010, we issued 336,382, 482,542, and 643,129 shares, respectively, at average prices of $17.98, $10.63, and $7.21, respectively.  As of December 31, 2012, 1,899,845 shares remain available for future issuance.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This section explains how we compensate our named executive officers (NEOs). Our NEOs for fiscal 2012 are:
•Thomas M. Prescott, our President and Chief Executive Officer
•Kenneth B. Arola, our former Vice President, Finance and Chief Financial Officer (1)
•Len M. Hedge, our former Senior Vice President, Business Operations (2)
•Jennifer M. Erfurth, our Vice President, Global Human Resources
•Richard M. L. Twomey, our Vice President, International
•Dana C. Cambra, our former Vice President, Research & Development & Information Technology (3)
(1) Mr. Arola's tenure as CFO ended on March 4, 2013. He will remain an employee until June 2013. Roger E. George, Align's Vice President, Corporate and Legal Affairs and General Counsel, will serve as interim CFO.
(2) Mr. Hedge retired effective February 28, 2013.
(3) Mr. Cambra left the Company in December 5, 2012.
Executive Summary
2012 Business Background
Fiscal 2012 was another year where we delivered positive financial results in a challenging global economic and business environment:

•	net revenue growth of 16.7% with record revenues of $560.0 million;

•	non-GAAP operating income growth of 22.9%; and

•	non-GAAP EPS growth of 20.6%.
Appendix A to this proxy statement includes a reconciliation of non-GAAP revenue, operating income and non-GAAP EPS to the most comparable GAAP measures.
In addition, our executive officers continued to demonstrate excellent execution of Align's key strategic initiatives, including product and clinical innovation, consumer demand creation, enhancing customer experience, and international growth and expansion. The following highlights some of our accomplishments in 2012 related to these initiatives.

•
Entered into a new market segment with the launch of Invisalign Express 5, a five stage aligner product for North America and Invisalign i7, a seven stage aligner product for Europe, both of which help doctors treat more patients who could benefit from minor tooth movements, but are reluctant to invest in comprehensive treatment due to cost.

•
Announced the Invisalign Outcome Simulator application, our first Invisalign chair-side application for the iTero and iOC scanners, providing our customers with a powerful tool to help their patients visualize the benefits possible with Invisalign treatment.

•
Announced a new SmartTrack aligner material, a highly elastic, a proprietary material, that delivers gentle, more constant force considered ideal for orthodontic tooth movements which became the new standard aligner material for Invisalign clear aligner products starting in 2013.

•	Grew our Invisalign teenage segment 20.8% year over year demonstrating our continued progress and share gain among teens, defined as 11 to 19 years old worldwide.

•
Grew international Invisalign case shipments 23% driven by increased adoption in Europe and Asia Pacific, expansion into new emerging markets such as China, Russia, and the Middle East, as well as new direct to consumer marketing programs in Europe.

With a focus on enhancing stockholder value, in October 2011, our Board of Directors approved a share repurchase program authorizing the repurchase of up to $150 million of our common stock. Through December 31, 2012, we repurchased a total of approximately 2 million shares under the share repurchase program for an aggregate amount of approximately $55 million.
We believe the compensation program for our executive officers was instrumental in helping Align achieve continued strong execution of our strategic initiatives as well as solid financial performance despite a challenging second half of the year amid another precarious year for the global economy.
Highlights of FY2012 Compensation Committee Actions and Compensation Practices

•
Stockholders indicated strong support for our executive compensation program in 2012. In 2012, we held our second annual advisory vote on our executive compensation as described in last year's proxy statement. Last year's proxy statement detailed our fiscal 2011 executive compensation. Approximately 91% of the total votes cast at our annual meeting voted in favor of our 2012 say-on-pay resolution. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our stockholders expressed for our executive compensation program. As a result, the Compensation Committee generally believes that the say-on-pay vote affirmed stockholder support of our approach to executive compensation and they did not believe it was necessary to make any significant changes to our executive compensation program.

•
Our compensation program continues to emphasize performance-based pay. Our compensation program is designed to pay more when our financial and strategic performance is robust and less when it is not, providing built-in flexibility in the management of our operating expenses and enabling us to preserve strategic programs when economic conditions are unfavorable. A significant portion of our executive officers’ compensation is variable and tied to the success of our business and the individual performance of our executives. Consistent with this pay-for-performance orientation, Align believes that annual cash incentive (bonus) awards and long-term equity compensation should together represent the most significant portion of total direct compensation. As a result, a larger portion of our executive officers’ total compensation is at risk relative to Align’s other employees. We believe this is appropriate because our executive officers bear the greatest responsibility for Align’s results and can exert the greatest influence on Align’s performance. As illustrated by the charts below, in fiscal 2012, approximately 87% of our CEO’s total compensation and approximately 80% of our other named executive officers (except for Mr. Cambra and Ms. Erfuth) total compensation was subject to annual performance goals or tied to the value of our common stock.

•
Equity awards are tied to the value of our common stock. Value received under our annual equity awards varies based on our stock price performance. Payouts of our market stock unit (MSU) awards to our executive officers vary based on the relative performance of our stock compared to the Nasdaq Composite Index over a three-year performance period. Any value received by our executive officers from annual restricted stock unit awards is contingent upon our stock price performance. Our Compensation Committee specifically designed our MSU award program to closely tie actual long-term performance with long-term pay, and total stockholder return has been, and is expected to continue to be, the key measurement of our performance under this program.

•
Annual cash incentive awards subject to annual performance goals. The Committee seeks to motivate management to continuously improve the financial performance of the Company and to achieve our key strategic priorities through a cash incentive (bonus) plan that rewards higher performance with increased incentive opportunities. This provides us with a variable expense structure, allowing us to reduce our compensation costs in challenging times and reward performance when business conditions and results warrant. Despite delivering strong financial performance during the year and making significant progress against our key strategic initiatives, our performance relative to pre-established targets for revenue and operating income was slightly below target. As a result, performance-based cash compensation in 2012 was lower for each executive officer compared to fiscal 2011 awards when we achieved a weighted average of 142% of our corporate goals.

•
Changes to Equity Awards Portfolio. The Compensation Committee has historically granted time-vested stock options to tie compensation to absolute increases in our stock price over multi-year periods. Stock options are rights to purchase our Common Stock on or after the vesting date at the closing price of our Common Stock on the date of grant. Unlike RSUs, our stock price must increase over the exercise price set at the date of grant for stock options to have any value. Effective for 2012, the Compensation Committee determined to no longer grant stock options to our executive officers and moved to a portfolio consisting of approximately 1/2 performance-based market stock units, or MSU value, to further align the compensation of our NEOs with Company performance and stockholders' interest and 1/2 time-based RSUs to promote retention of our leadership team. The Compensation Committee believes that this equity mix will more consistently meet our two principle goals of rewarding results that increase stockholder value while ensuring the retention of our most valuable asset, our employees.

•
Relationship Between Company Performance, Stock Price and CEO Compensation. The following illustrates the directional relationship between Align’s performance, based on two of our key financial metrics and our stock price, and the compensation of our CEO from 2010 to 2012. These two key financial metrics are used in our cash incentive compensation plan and reflect our continued focus on growth and profitability over the long term.

Mr. Prescott’s total compensation as reported in the 2012 Summary Compensation Table on page 47.

1)
Non-GAAP Revenue was adjusted in 2010 to exclude the release of $14.3 million of previously deferred revenue for Invisalign Teen. GAAP revenue in 2010 was $387.1 million. Non-GAAP Revenue was adjusted in 2012 to exclude the release of $4.9 million of previously deferred revenue for Invisalign case refinement.

2)
Non-GAAP Operating Income was adjusted as approved by the Compensation Committee in each of 2010, 2011 and 2012 to exclude certain items that are not indicative of our core operating performance. See Appendix A of this proxy statement for a reconciliation of adjusted Non-GAAP profit from operations and Non-GAAP net profit to the most comparable GAAP measurements.

We continue to use compensation governance best practices:

•	The Compensation Committee is composed solely of independent directors and it directly retains an independent compensation consultant.

•	We elected to hold an annual advisory say-on-pay vote, and the Compensation Committee considers the outcome of the advisory vote in making compensation decisions.

•
In 2008, Align adopted Stock Ownership Guidelines for our executives in order to further link the decisions they are responsible for in the near-term to the long-term success of the Company. In March 2013, the Compensation Committee determined to increase Mr. Prescott's ratio from 3.0 times his annual salary to 5.0 times his annual salary. Our CEO currently holds 171,520 shares of our common stock outright with a value as of fiscal year end of more than eight times his 2012 base salary. In addition, in March 2013, the Compensation Committee also increased the target ownership guidelines for each executive officer other than the CEO to 1.0 times such officer's annual base salary.

•
Align’s executive compensation policies are structured to discourage inappropriate risk-taking by our executives. The Compensation Risk Assessment located on page 13 of this proxy statement describes the Compensation Committee’s assessment that the risks arising from our company-wide compensation programs are reasonable, in the best interest of our stockholders, and not likely to have a material adverse effect on us.

•	Our insider trading policy prohibits our executive officers from “hedging” ownership in Align by engaging in any short sales or trading in any options contracts involving our securities.
Executive Compensation Philosophy and Core Objectives
The objective of our executive compensation program is to encourage management to achieve our financial and strategic objectives and create value for our stockholders. With this objective in mind, we have designed our compensation program to:

•	Offer competitive compensation. We seek to provide competitive compensation opportunities to attract, retain and incent superior talent.

•
Reward performance. A significant portion of total compensation for our NEOs is tied to the achievement of financial and strategic objectives. We believe that this supports our pay-for-performance philosophy by directly and substantially linking rewards to the achievement of measurable financial targets and a shared set of critical strategic priorities. By also rewarding individual performance, we seek to foster a meritocracy.

•
Link the interests of our executives with those of our stockholders. A significant portion of total compensation for our NEOs is tied to the achievement of financial and strategic objectives and is in the form of long-term equity-based compensation. This structure is designed to focus decision-making and behavior on goals that are consistent with Align’s overall strategy.

How We Implement and Manage our Executive Compensation Programs
The table below specifies the responsible parties and their respective roles in the determination of the compensation for our NEOs.

Responsible Party	Roles and Responsibilities
Compensation Committee (Comprised solely of independent directors and reports to the Board of Directors)
•     Sets Align’s overall compensation philosophy, which is reviewed and approved by the Board of Directors.

•     Reviews and approves our compensation programs; designs and monitors the execution of these programs.

•     Reviews and approves all equity compensation awards for our employees, including our executive officers.

•     Reviews and approves all cash based compensation arrangements for our executive officers (other than our CEO).

•    Reviews and recommends to our Board of Directors all cash based compensation arrangements for our CEO.

Responsible Party	Roles and Responsibilities
Consultant to the Compensation Committee
(Compensia, Inc.–an independent executive compensation consulting firm retained directly by the
Compensation Committee to assist it in performing its responsibilities)

Compensia attends meetings of the Committee from time to time and communicates outside of meetings with members of the Committee and management with respect to the design and assessment of compensation packages for our executive officers. Specifically, Compensia assists the Committee’s executive compensation-setting process by:

•    Analyzing whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive within the market relative to our peer companies.

•    Defining the appropriate peer group of comparable companies.

•    Assisting in the design of our compensation programs for executives and board members, including discussing evolving compensation trends.

•    Reviewing the effectiveness of our compensation programs.

•    Compiling and providing market data to assist in setting our compensation philosophy, plan parameters and measures.

Other than its role as consultant to the Committee, Compensia performed no work for the Company.

Executive Officers (Assisted by other Company staff members)
Management's role is to advise the Committee regarding the alignment and weighting of our performance measures under our annual cash incentive awards with our overall strategy, the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executives and the competitiveness of our compensation program. Our CEO conducts performance reviews for the other NEOs, and makes recommendations to the Compensation Committee with respect to the other NEOs’ compensation.  Any executive officer who participates in Compensation Committee meetings leaves the meetings during discussions and deliberations of individual compensation actions affecting them personally and during the Compensation Committee’s executive sessions. Ultimately all decisions regarding executive compensation are made by the Compensation Committee or in the case of CEO cash compensation, the full Board upon the recommendation of the Compensation Committee.

How We Determine Compensation.
Competitive Positioning. Within the overall framework of the objectives and principles discussed above, the Compensation Committee exercises its judgment in making executive compensation decisions. The Compensation Committee takes into consideration the unique roles played by each executive officer and seeks to individually tailor their compensation to align their pay based on the factors below:

•	market comparison data (peer group data and survey data);

•	subjective elements, such as:

•	the scope of the executive’s role;

•	the executive’s:

•	experience;

•	qualifications;

•	skills; and

•	performance during the fiscal year (see discussion below on “Role of Individual Performance”);

•	internal equity; and

•	Align’s operational and financial performance.
After reviewing these various competitive positioning factors (none of which is determinative), the Compensation Committee relies upon the judgment of its members and makes adjustments to an executive’s compensation.
The Use of Market Comparison Data. In connection with the Compensation Committee’s continuing assessment of the competitiveness of Align’s executive pay levels and practices relative to its peers, the Committee considers data gathered from: (i) compensation data from a selected peer group of companies, and (ii) published surveys with data from a broader mix of technology and life science companies.
Peer Group
The Committee reviews the Company’s peer group at least annually and makes adjustments to its compositions, taking into account changes in both the Company’s business and the businesses of the companies in the peer group. For fiscal 2012, with the assistance and advice of Compensia, the Committee selected the peer group of companies based on the following selection criteria:

•
Industry—medical device companies and software as a service companies (SaaS). We believe that the SaaS industry is a relevant industry for market comparison purposes due to the integral role that software systems and software development has in our products and services;

•	Market Capitalization—companies with a market capitalization of between approximately $600 million and $5.5 billion, based upon the companies’ trading ranges at the time of selection; and

•	Revenue—companies with revenue of between approximately $130 million to $1.2 billion, based upon the last four quarters of revenue at the time of selection.
At the time of selection in the third quarter of 2011, Align's rolling four quarters of revenue was approximately $387 million and its market capitalization was approximately $1.8 billion.

Software-as-a Service	Medical Device
Ariba	Accuray
athenahealth	Conceptus
Blackbaud	Conmed Corp.*
Blackboard	Gen-Probe Incorporated
Concur Technologies	Haemonetics
Informatica	Immucor
JDA Software Group	Integra Lifesciences
MicroStrategy	Masimo
NetSuite	Merit Medical Systems
Qlik*	Natus Medical
Rackspace Hosting*	NuVasive
SuccessFactors	Resmed*
Taleo Corp.	Sirona Dental Systems
Ultimate Software Group	SonoSite
Websense	Thoratec
Volcano
Zoll Medical
*Indicates new additions to the peer group in 2012.

In 2012, we removed from our peer group, American Medical Systems Holdings and Ev3 who were acquired. We also removed Constant Contact and Dealer Track Holdings since they no longer met the selection criteria.

Survey Data
In cases where peer group compensation data is not available for one of our roles, the Compensation Committee reviewed data from the following published surveys:

•	Radford Global Technology Survey—the scope of the data included from this survey was companies located throughout the United States with revenues of $200 million to $500 million;

•	Radford Life Sciences Survey—the scope of the data included from this survey was companies located throughout the United States with more than 150 employees.
Role of Competitive Data and Compensation Committee’s Discretion. The Compensation Committee uses the following percentiles as the starting point for assessing appropriate base salary, target total cash compensation and equity compensation for our executive officer group as a whole, while individual executives may fall above or below this range:

Element of Compensation	Target Percentile
Base salary	50th percentile
Target total cash compensation	65th to 75thpercentile
Equity compensation	50th to 75thpercentile
While we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to market data. Due to the variations between companies reporting and the roles for which compensation for these companies is ultimately disclosed, directly comparable information is not available from each peer group company with respect to each of our named executive officers. In considering market compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. The Compensation Committee therefore uses the market data as a starting point and then incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and other subjective elements described in the competitive positioning factors above. After reviewing these various factors, the Compensation Committee relies upon the judgment of its members and makes adjustments to an executive’s compensation below or above the targeted percentile ranges.
Role of Company Performance. The Compensation Committee believes that our executives should be rewarded based on their success as a team. Consistent with this belief, the achievement of shared financial and critical strategic goals, which we describe below under “Annual Cash Incentive Compensation” is the primary factor in determining the amount of cash incentive payments.
Role of Individual Performance. Although the Compensation Committee believes that the largest portion of each executive’s total compensation should be based on our executive officers’ success as a team and thus based on achievement of shared financial and critical strategic goals, it also believes that there should be some ability to reward individual contributions. To evaluate individual performance, individual goals are set each year for the executive officers. These include shared financial and strategic objectives as well as objectives that are directly related to each executive officer’s specific business function. Except with respect to his own performance, this assessment is based on our CEO’s recommendation to the Compensation Committee on how well the executive performed his or her job, and such assessment is largely (although not exclusively) qualitative, not quantitative, in nature. There is no specific weight given to any one individual goal or objective. This subjective evaluation of the impact of the individual contributions on actual compensation is not a formula based process resulting in a quantifiable amount of impact, but rather involves the exercise of discretion and judgment. This enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.
The Use of Tally Sheets. The Compensation Committee uses tally sheets to understand the total annual compensation of the executive officers, and to provide perspective on the executive’s wealth accumulation from our compensation programs. Compensation previously paid to the executive officers, including amounts realized under prior equity-based compensation awards, did not affect the Compensation Committee’s compensation decisions for 2012. The Compensation Committee believes that compensation should reflect the executive’s performance and the market value of his or her services, and does not want to create a disincentive for exceptional performance.
The Principal Components of Compensation of our Executive Officers
The principal components of each executive officer’s total compensation package at Align are:

•	base salary;

•	annual cash incentive awards;

•	long-term equity-based incentive grants; and

•	severance and change of control arrangements.
Base Salary.
Base salary is intended to provide a fixed, baseline level of compensation that is not contingent upon Align’s performance. Consistent with our pay-for-performance philosophy, base salaries generally represent a modest proportion of the total compensation opportunity for our executive officers. In setting base salary for executives in 2012, the Compensation Committee used the 50th percentile of the benchmark data as the starting point and then made adjustments based on the other subjective competitive positioning factors described above. In January 2012, the following adjustments to base salary were made:

Name	2011	2012	2011/2012 % Increase
Thomas M. Prescott	$575,000	$615,000	7%
Kenneth B. Arola	$326,970	$340,269	4%
Len M. Hedge	$360,180	$375,374	4%
Jennifer M. Erfurth (1)	N/A(1)	$320,000	N/A
Richard Twomey	$317,189	$332,951	5%
Dana C. Cambra	$331,484	$349,813	5.5%

(1)	Ms. Erfurth joined Align in October 2012. Although her base salary was set at $320,000, she earned $67,692 during the three month period she was employed by Align in 2012.
Mr. Prescott. Mr. Prescott's increase maintained his base salary between the 60th and 75th percentile for base salaries of similarly situated executives within the fiscal 2012 peer group. The decision to set Mr. Prescott's salary at this level reflected the Compensation Committee's assessment of his historical and anticipated future contributions to our performance and growth, including his contributions to Align's over achievement of its financial and operational goals 2011, our one-year stock price increase of over 25% and three-year compound annual stock price increase of over 44% through the end of fiscal 2011.
Mr. Arola. Mr. Arola, received a base salary increase primarily to improve his competitive position to approximate the 50th percentile of the market comparison data, while recognizing his contributions to our success in 2011.
Mr. Hedge. Although Mr. Hedge received a base salary increase in 2012, his base salary remains below the market 50th percentile of the market comparison data. The Compensation Committee, however, believes this positioning is appropriate since, while he is compared to a Chief Operating Officer, Mr. Hedge is not responsible for each business function. Therefore, the Compensation Committee adjusted downward for this difference in scope of role and responsibility when determining pay positioning for Mr. Hedge.
Ms. Erfurth. Ms. Erfurth was hired in October 2012, and her salary was based on the amount our Compensation Committee determined to be appropriate to induce her to join the Company. Our Compensation Committee determined Ms. Erfurth's salary based on her past experience, skills and compensation from prior employers.
Mr. Twomey. Mr. Twomey's base salary was above the market 50th percentile and more closely approximates the market 75th percentile of the market comparison data. The Compensation Committee determined that this is appropriate in recognition of Mr. Twomey's contributions to our success in 2011 and the importance of his future contributions to our continued growth.
Mr. Cambra. For Mr. Cambra, the Compensation Committee, with the assistance of Compensia, reviewed the survey data used to derive the market comparison data. Based on this review, it was determined to compare Mr. Cambra solely to the head of research and development notwithstanding the fact that Mr. Cambra has responsibility for multiple functions. Our Compensation Committee determined that the increase was appropriate to reward individual merit, reflect Mr. Cambra's responsibility for multiple functions and to align his salary slightly above the peer group 50th percentile in recognition of his dual role.

Annual cash incentive compensation
Annual Cash Incentive Plan. Align uses a cash incentive compensation plan to reward our NEOs for achieving and surpassing pre-established financial goals and to a lesser extent the achievement of key strategic measures, which are expected to increase stockholder value. All of our NEOs participated in the executive bonus plan. Bonus determinations for fiscal 2012 performance were calculated using the following formula:

The Individual and Company Multipliers are each derived based on performance and are equally weighted.
Target Bonus Percentage. The target award opportunity is the amount of cash incentive compensation that our NEOs could expect to earn if Align’s financial and strategic performance goals for the year are achieved. Each executive officer is assigned a target award opportunity, expressed as a percentage of base salary. In addition, in order to appropriately encourage and reward a range of acceptable performance and contributions, our awards are structured so that the actual payout under an executive officer’s award can be lower or higher than target. The target award opportunity for each NEO is set forth below:

Name	Target Award Opportunity (% of Base Salary)
Thomas M. Prescott	100%
Kenneth B. Arola	60%
Len M. Hedge	70%
Jennifer M. Erfurth	60%
Richard Twomey	60%
Dana C. Cambra	60%
The incentive targets of the NEOs were set by the Compensation Committee based on the scope and significance of their roles as the leaders of Align, with the CEO and the Senior Vice President, Business Operations receiving the highest targets due to greater responsibilities. For 2012, the target cash incentive amount for Mr. Prescott was set to approximate market 75thpercentile, while for Mr. Hedge and Mr. Arola target cash incentive amounts approximate the 50th to 60thpercentile for employees in similar positions. Mr. Twomey's target cash incentive amount was set above the 75th percentile due primarily to the fact that his base salary is set to approximate the market 75th percentile due to the reasons discussed above under “Base Salary”.
Individual Multiplier. The Individual Multiplier reflects each executive’s individual performance and is determined at the Compensation Committee’s discretion based on the recommendation of the CEO. The Compensation Committee considers each executive officer’s performance in light of that individual’s achievement of his or her individual goals. Individual performance is measured using the same performance factors used for determining merit-based increases in base salary. These individual performance measures are both qualitative and quantitative in nature and, therefore, the evaluation of performance against those objectives by the Compensation Committee is largely subjective. The CEO does not provide input to the Compensation Committee on his own performance. Individual performance that meets expectations yields a 100% multiplier.
Company Multiplier. The Company Multiplier is the same for all executive officers. The Company Multiplier is determined based on pre-established goals under selected financial and key company strategic objectives. While management typically recommends the performance targets for bonus pool funding based on our Annual Operating Plan, the targets are ultimately approved by the Compensation Committee and reviewed by the board of directors. At the beginning of 2012, the Committee reviewed the structure of the executive bonus plan and determined that it was appropriate to continue to focus on (1) growth, (2) profitability, and (3) the achievement of critical strategic priorities.
The following table shows the performance metrics used in 2012 and our level of performance with respect to these metrics.

Measure/Weight/Calculated	Why do we use this measure?	Target	Achievement	Level of Achievement of Target	Impact on Company Multiplier
Adjusted Revenue (1)(2) (40%)	Improvement in this measure aligns with our overall growth strategy.	$560.5M	$555.1M	99%	39.2%
Adjusted Operating income (1) (3) (30%)	Directly links incentive payments to Company profitability and we want our employees (including our executives) to share in our profitability. Because profitability encompasses both revenue and expense management, the Compensation Committee believes this measure encourages a balanced, holistic approach by our executives to manage our business. The Compensation Committee considers operating profit before taxes because our executives cannot predict or directly affect our taxes or our tax rate.	$150.6M	$146.9M	98%	28.5%
Roadmap Elements (30%) Delivering key elements of Company roadmap projects or initiatives, including meeting delivery dates and feature set requirements. (5)	Critical to our achievement of our multi-year strategic corporate priorities, specifically, increased adoption and frequency of use by our customers, the orthodontist and general practitioner dentist and increased consumer demand. (4)			109%	32.7%
COMPANY MULTIPLIER:					100.4%

(1)	The threshold performance and the level of performance at which the funding for that particular performance measure will be capped as follows:

•
A rating of zero if achievement is below 80%. Company performance below target automatically reduces only the payout related to that goal, not the other goals, because we want executives to have the same incentive to achieve other financial goals as well as their individual performance goals even if our performance tracks below the target during the course of the year;

•	A rating ranging from 80% to 100% if achievement meets or exceeds the minimum performance level but does not achieve the target performance level; and

•	A rating of 101% to 200% if achievement meets or exceeds the target performance level.

(2)	Adjusted Revenue was adjusted to exclude $4.9 million of previously deferred revenue from case refinements.

(3)	Adjusted Operating Income was adjusted to exclude (A) stock based compensation expense; (B) severance costs; (C) amortization of intangibles; and (D) impairment of goodwill.
The Compensation Committee has the discretion to exclude the following items:

(a)	Stock based compensation expense;

(b)	significant and/or extraordinary items that are not indicative of our core operating performance that are separately stated on our financial statements;

(c)	items identified as non-GAAP in the Company’s quarterly earnings announcements; and

(d)	other discrete items as necessary that may result in unintended gain or loss under the bonus plan.
The Compensation Committee believes that the items listed in (a) through (d) above are not indicative of our core operating performance. Appendix A to this proxy statement includes a reconciliation of adjusted Non-GAAP operating income to the most comparable GAAP measures.
(4) Management believes, and the Committee concurs, that the specific strategic initiatives and performance goals established for each of these strategic priorities represent confidential business information, the disclosure of which would result in meaningful competitive harm.

(5) For each strategic performance measure, a rating ranging from 0% to 150% based on relative achievement of the particular measure.
The Committee believes that the performance objectives established for the financial and key strategic objectives represent meaningful improvements for the organization and, therefore, are reasonably difficult to attain which is in line with our pay-for-performance philosophy. Consistent with this philosophy, the chart below demonstrates that the payout percentages under our cash incentive plan have been higher than target in years when our stock has outperformed the Nasdaq Composite index and below target in years when our stock has underperformed the index.

*    The above chart assumes $100 invested on 12/31/07 in Align stock and the Nasdaq Composite Index, including reinvestment of dividends.
Finally, the Compensation Committee reserves the right to apply judgment in the final determination of cash incentive awards and can adjust actual results (up or down) to reflect the impact of certain extraordinary items or events to more accurately reflect the overall performance of the management team. In addition, the board of directors retains authority to pay additional discretionary bonuses outside the executive bonus plan if warranted by performance not measured under the plan. In 2012, the Compensation Committee did not authorize any such discretionary bonus payments outside of the executive bonus plan to our executive officers.
Awards to the NEOs. The Compensation Committee awarded the cash incentive awards set forth below to the NEOs for 2012 performance. These awards are also set forth in the Summary Compensation Table on page 47 under the heading “Non-Equity Incentive Plan Compensation.” Consistent with our philosophy of linking pay to performance, each executive officer's total cash compensation decreased in 2012, reflecting the annual incentive company multiplier having decreased from 142% in 2011 to 100% in 2012. The Compensation Committee, however, also performed a full evaluation of the individual performance component for each NEO and determined that Mr. Prescott, Mr. Hedge, Mr. Twomey and Ms. Erfurth performed at a high level in 2012 and as a result, their bonus payouts were greater than the company multiplier. Mr. Arola's award approximated the company multiplier of 100.4%

Name	Target Incentive Award (as % of Base Salary)	Target Incentive Award (1)	Actual Incentive Award	Actual Award as % of Target
Thomas M. Prescott	100%	$615,000	$650,000	106%
Kenneth B. Arola	60%	$204,161	$204,978	100%
Len M. Hedge	70%	$262,762	$341,451	129%
Jennifer M. Erfurth	60%	$48,000	$58,192	121%
Richard Twomey	60%	$199,770	$235,627	118%
Dana C. Cambra (2)	60%	N/A	N/A	N/A

(1)	The amount shown for Ms. Erfurth is pro rated based on the number of days she was employed in 2012.

(2)
Mr. Cambra left the company in December 2012 prior to the awarding of annual cash incentive awards. He was, however, entitled to severance payments tied in part to his bonus for 2012. You can find more information about these payments below under the heading “Post-Employment Benefits for Dana Cambra”.

Mr. Prescott. Mr. Prescott’s payout is in recognition of his contribution to Align's financial and operational achievement in 2012, such as achieving record revenue and non-GAAP profit from operations and non-GAAP EPS growth of 22.8% and 20.6%, respectively and continued strengthening of the Company's overall business in a difficult economic environment.
Mr. Arola. Mr. Arola employment with the Company as CFO ended on March 4, 2013. As a result, his bonus award closely approximates the company performance multiplier described above with his individual performance rating at target.
Mr. Hedge. Mr. Hedge’s payout reflects his successful leadership of the Company’s strategic roadmap management performance and execution processes and his direct leadership of the human resource organization. In addition, the award recognizes Mr. Hedge's contributions to setting Align's long-term strategic direction during the fourteen years he was with the Company prior to his retirement in 2013.
Ms Erfurth. Ms. Erfurth's target incentive award was pro rated for the number of days she was employed by Align in 2012. Although Ms. Erfurth only recently joined the Company, her award reflects her contributions in coordinating and supporting a set of organizational changes initiated in December 2012 designed to transform the Company into a more customer-centric business organized along its Clear Aligner and Scanner and CAD/CAM Services product lines.
Mr. Twomey. Mr. Twomey and his international sales force delivered their revenue plan in a business environment that continued to be unstable. Under Mr. Twomey's leadership, we continued to grow adoption of Invisalign in our international regions, driven by new direct to consumer marketing programs in Europe, continued execution by our Invisalign distribution partners, expansion into new emerging country markets such as Russia and the Middle East, and by launching Invisalign Full and Invisalign Teen in China, all resulting in international case shipment growth of 23%.
Long-Term, Equity-Based Incentive Awards.
To the extent it is compatible with our commitment to limit dilution, long-term, equity-based incentive awards are generally targeted at or above competitive median levels with high performing executive officers being eligible for grants that approximate the 75th percentile as measured at the time of grant.
We continuously review the elements of our executive compensation. In late 2011, the Compensation Committee reconsidered the equity mix for executive officers and determined to focus more heavily on performance based equity awards. As a result, the Compensation Committee determined to no longer grant options. Our 2012 annual equity incentive grants, therefore, consisted of an equal mix of RSUs and MSUs.

Award Type	Rationale for 2012 portfolio
Why discontinue stock options?
Based on our continuous review of our equity portfolio, the Compensation Committee did not grant options to executive officers in 2012 in order to focus more heavily on performance based MSUs which we believe will further align the compensation of our NEOs with Company performance and stockholders’ interests, and time-based RSUs to promote retention of our leadership team.

Why RSUs?
We believe RSUs provide an incentive to reward retention (even in the event of a decline in Align’s share price) and growth in value of Align’s stock. In addition, RSUs enable our executives to accumulate stock ownership in the Company.

Why MSUs?
We believe MSUs provide a vehicle that has more consistent value delivery compared to options but also has a direct link to long-term interests of stockholders by rewarding executives for Align’s performance measured in relation to other companies over a specified period. The actual number of shares of our common stock issuable under MSUs is variable based on over-or under-performance of Align’s stock price compared to the Nasdaq Composite Index during the 3-year performance period. If Align under-performs the NASDAQ Composite Index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100%, at a rate of two to one (two-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 0%. This means that no shares will vest if Align underperforms the NASDAQ Composite by 50 percentage points. If Align outperforms the NASDAQ Composite Index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of two to one (two-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 150%. This means that if Align outperforms the NASDAQ Composite by 25 percentage points, the maximum number of shares that will vest is 150% of the award amount. For instance, if the Nasdaq Composite index increased by 10% over the performance period and our stock price increased by 30% over the performance period, then the number of shares issuable under the MSUs would be 140% of target or (130%-110%)*2=140%.

Vesting Detail

RSUs	Vests over 4 years with 1/4 vesting annually.

MSUs	Three year performance period beginning February 2012 and ending February 2015; 100% vests February 2015.
Awards in 2012. In making these awards, the Compensation Committee again considered the market data, as well as the other competitive positioning factors described above. Based on the fair value of these awards, the 2012 annual equity grants for our NEOs generally fall between the 65th and 75th percentile.
The table below sets forth the equity awarded to the NEOs for fiscal 2012.

Name	RSUs	Target MSUs(1)
Thomas M. Prescott	62,500	62,500
Kenneth B. Arola	16,200	16,200
Len M. Hedge	24,000	24,000
Jennifer M. Erfurth (2)	40,000	N/A
Richard Twomey	16,500	16,500
Dana C. Cambra	17,250	17,250

(1)
The number of MSUs set forth in this column represents the Target Shares. However, the actual number of MSUs to be received, if any, is determined based on the formula set forth in the Market Stock Unit Agreement up to a maximum of 150% of the amount of the Target Shares.

(2)
As part of Ms. Erfurth's employment offer, and upon commencement of her employment with us, she was awarded 40,000 RSUs. Such “new hire” awards are typically larger than annual grants and do not include MSUs.

Employment Agreements. Each NEO is eligible to receive benefits under certain conditions in accordance with their respective employment agreement. Each such agreement provides for benefits to the executive officer upon:

•	a change of control; and

•	termination without cause or for convenience.
In adopting the change of control provisions in these agreements, the Compensation Committee’s primary objective was to ensure that our executives have sufficient security such that they are not biased against selling the Company in the event a stockholder favorable M&A transaction is presented to the Company. If Align were to pursue a change of control transaction beneficial to Align stockholders, the Committee believes that our executive officers’ active support of the transaction through closing would be critical in ensuring the success of such a transaction.
Change of Control Only. Though the cash amounts payable to our executives in connection with a change of control are subject to a “double trigger” (meaning to get paid out the cash portion of their change of control arrangement, first there has to be a change of control and then the executive must be terminated without cause or for convenience within 12 months of such change of control), the Committee adopted a “single trigger” for all executive officers (except our CEO) whereby the vesting of equity awards is accelerated by one year immediately upon a change of control.
For our CEO, the Compensation Committee adopted a “single trigger” whereby 100% of his equity vests immediately upon a change of control. This structure was used to provide a more powerful retention incentive during change of control discussions. It was determined that the CEOs “single trigger” acceleration of 100% of his unvested equity is appropriate (rather than 12 months as is the case for each other NEO), since having the CEOs attention and commitment through to the closing of the change of control is of paramount importance to the ultimate success of the transaction.
Termination Within 12 Months of a Change of Control. In the event the executive is terminated without cause or for convenience within 12 months of a change in control (“double trigger”), 100% of the unvested equity awards is accelerated and a cash severance payment is made. The CEO would receive a cash severance payment (in addition to the acceleration of equity described above) in the event he is terminated without cause or for convenience within 12 months of the change of control.
Termination Unrelated to a Change of Control. For termination without cause or for convenience unrelated to a change of control, the vesting of equity awards held by an NEO (except for the CEO) is immediately accelerated by one year and a cash severance payment will be made. Our CEO would only receive a cash severance payment (no equity acceleration).
The cash severance benefits are intended to provide consideration for the employee’s service to Align and expected length of time until subsequent employment is secured. The severance provisions also assist in recruiting executives given that executive roles tend to carry higher risks. The amounts that each of our current NEOs would have been entitled to if one of the termination or change of control events mentioned above occurred on December 31, 2012 are set forth in “—Payments Upon Termination or Change of Control.”
Other Compensation Arrangements.
Signing Bonus. In connection with her initial employment, we paid a signing bonus to Ms. Erfurth in the amount of $385,000. This amount was the result of arm’s-length negotiations and was deemed reasonable and necessary by our Board of Directors and Compensation Committee to attract Ms. Erfurth to join us. The signing bonus paid to Ms. Erfurth for fiscal 2012 is set forth in the “Fiscal 2012 Summary Compensation Table” below.
Welfare and Other Employee Benefits. We have established a tax-qualified Section 401(k) retirement plan and a Company match for all employees, including our executive officers.
In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death,basic life insurance coverage, and our employee stock purchase plan. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits. From time to time, the Company may agree to reimburse an employee for relocation costs if the employee’s job responsibilities require him or her to move a significant distance. In 2012, Ms. Erfurth was hired by the Company. While she was in the process of relocating to the San Francisco Bay Area, and pursuant to the terms of her new hire package, the Company provided relocation assistance in the form of travel for residence relocation, temporary housing, and household goods shipping/storage. In addition, Ms. Erfurth's agreement provided for home sale assistance and home buyout costs (based on the appraised market value of the home).

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.
Corporate Tax Deduction on Compensation in Excess of $1 Million a Year.
The Compensation Committee is responsible for addressing issues associated with Section 162(m) of the U.S. Internal Revenue Code of 1986. Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the three other most highly compensated officers other than the CFO. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although Align considers the impact of this rule when developing and implementing its executive compensation programs, Align believes that factors other than tax deductibility are important in the design of executive compensation programs and that it is important to preserve flexibility in designing such programs. Accordingly, Align has not adopted a policy that all compensation must qualify as deductible under Section 162(m). While the Compensation Committee believes that stock options granted pursuant to the Incentive Plan qualify as “performance-based,” other awards permitted by the terms of the Incentive Plan and certain other amounts paid under Align’s compensation programs (such as salary) may not qualify for exemption from Section 162(m)’s deduction limitation. For 2012, approximately $1,026,644 of Mr. Prescott’s compensation is not deductible under 162(m). The 2012 compensation for all of the other named executive officers is fully deductible under 162(m) as the elements of compensation that are included under 162(m) did not exceed $1 million for the “covered employees” described above.

COMPENSATION COMMITTEE OF THE BOARD REPORT
The following is the report of the Compensation Committee of the Board with respect to the year ended December 31, 2012. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
David E. Collins
George J. Morrow, Chair
David C. Nagel

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED 2012
The following Summary Compensation Table sets forth certain information regarding the compensation of our Chief Executive Officer and Chief Financial Officer, and our three next most highly compensated executive officers, as well as one other executive officer whose employment terminated prior to December 31, 2012. Information is provided for 2011 and 2010 for each named executive officer who was also a named executive officer during those years.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Thomas M. Prescott, President & Chief Executive Officer	2012	610,385	—	3,541,875	—	650,000	13,022	4,815,282
	2011	570,961	—	1,930,950	933,246	950,000	11,707	4,396,864
	2010	537,674	—	1,076,400	1,617,350	800,000	10,518	4,041,942

Kenneth B. Arola, Vice President & Chief Financial Officer (3)	2012	338,735	—	918,054	—	204,978	8,194	1,469,961
	2011	323,858	—	514,920	223,979	290,538	8,017	1,361,312
	2010	297,115	—	287,040	443,616	233,816	7,536	1,269,123

Len M. Hedge, Sr. Vice President, Business Operations (4)	2012	373,621	—	1,360,080	—	341,451	8,214	2,083,366
	2011	357,621	—	720,888	293,454	397,707	8,064	1,777,734
	2010	335,346	—	358,800	554,520	327,445	8,040	1,584,151

Richard Twomey, VicePresident, International	2012	331,185	—	935,055	—	235,627	42,917	1,544,784
	2011	316,878	—	257,460	129,618	298,535	291,047	1,293,538
	2010	144,608	—	428,100	655,371	117,797	73,282	1,419,158

Jennifer M. Erfurth, Vice President, Global Human Resources	2012	67,692	385,000	1,056,800	—	58,192	85,672	1,653,356

Dana C. Cambra, Former Vice President, Research & Development and Information Technology (5)	2012	340,971	—	977,558	—	—	2,029,017	3,347,546
	2011	329,150	—	570,703	233,312	322,870	8,026	1,464,061
	2010	310,948	—	245,186	378,922	265,264	17,194	1,217,514

_________________________________

(1)
This amount reflects a one-time sign-on bonus paid to Ms. Erfurth in connection with her commencement of employment with the Company on October 1, 2012. Pursuant to the terms of her employment agreement, Ms. Erfurth has agreed that should she voluntarily leave the Company or is terminated without cause prior to October 1, 2013 she will will return 100% of the sign-on bonus. If she voluntarily leaves or is terminated without cause on or after October 1, 2013, for each month of full time employment, the Company shall forgive 1/24th of the sign on bonus and the remaining unforgiven amount will be due and payable to the Company on demand.

(2)
The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in Note 10 to our audited financial statements for the year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2013. This same method was used for years ended December 31, 2011 and 2010. There can be no assurance that the grant date fair value amounts will ever be realized.

(3)	Mr. Arola's tenure as CFO ended on March 4, 2013. He will remain an employee of the Company until June 2013.

(4)	In May 2012, Mr. Hedge announced his intention to retire in February 2013.

(5)
Dana Cambra, Align’s then current Vice President, Research & Development and Information Technology left Align effective December 5, 2012. In connection with his departure, Align and Mr. Cambra entered into an Agreement and General Release that provided Mr. Cambra would receive certain benefits in accordance with his Employment Agreement, including (i) 12 months of his base salary, (ii) the greater of his current year’s bonus or the prior year’s actual bonus, (iii) the pro rata amount of the current year’s bonus, and (iv) acceleration of vesting of a portion of his outstanding equity awards. In addition, Ms. Cambra received his accrued but unpaid vacation. Each of these amounts is included in “All Other Compensation” in the table above and described more fully below.

Total Compensation. Total compensation as reported in the Summary Compensation table increased approximately 14% from 2011 to 2012 for listed officers (excluding Ms. Erfurth who was not employed by the Company in 2011 and Mr. Cambra who left the Company in 2012 and so his total compensation reflects post-termination severance and other amounts), primarily because although payments under our cash incentive compensation plan decreased in 2012 compared to 2011, equity incentive awards approximated the 75th percentile, reflecting our executive officers delivering strong financial results in 2011, which consistently exceeded target financial milestones and key strategic objectives, as well as a very strong start to 2012. For additional information regarding the amounts included in the Summary Compensation Table, see “—Compensation Discussion and Analysis”.
Stock Awards. For 2011 and 2012, Stock Awards include performance-based market stock units (MSUs) which are earned based on a comparison of Align’s stock price performance to the Nasdaq Composite index over a 3-year performance period, and time-based restricted stock units (RSUs). For 2010, Stock Awards includes only RSUs.
Option Awards. We did not grant any options in 2012. For 2011 and 2010, we granted options with a standard four-year vesting term.
Non-Equity Incentive Plan Compensation.The amounts shown in this column represent employee annual incentive award payments and are reported for the year in which they were earned, though they were paid in the following year. The material terms of the performance payment plan are described under “Compensation Discussion and Analysis –Annual Cash Incentive (Bonus) Compensation”.
All Other Compensation. The amounts shown in this column represent the aggregate dollar amount for each named executive officer for a Company 401(k) matching program, life insurance and AD&D premiums available to all of its employees, including its NEOs. The amounts also include relocation benefits and tax reimbursements attributable to relocation benefits, temporary housing allowances, commuting expenses and airfare for family members. For Mr. Cambra, the amount also includes severance and other post-employment compensation described in the narrative below.   The following table shows the specific amounts included in this column of the Summary Compensation Table for fiscal 2012:

Name	Dollar Value of Life Insurance Premiums	Matching contributions under Align’s 401(k) Plan	Relocation Expense Reimbursement & Temporary Housing (1)	Airfare for Family Members	Severance and Other Post-Employment Compensation(2)
Mr. Prescott	$714	$7,500	—	$4,808	—
Mr. Arola	$694	$7,500	—	—	—
Mr. Hedge	$714	$7,500	—	—	—
Mr. Twomey	$679	$7,500	$34,738	—	—
Ms. Erfurth	$270	$5,687	$79,715	—	—
Mr. Cambra	$714	$7,500	—	—	$2,020,803
_________________________________

(1)
The amount for Mr. Twomey is for relocation expenses associated with his move from the United Kingdom to the Bay Area. For Ms. Erfurth, the amount reflects $62,015 of relocation expenses (including home sale assistance) and $17,700 for temporary housing associated with her move from Utah to the Bay Area.

(2)
For Mr. Cambra, this amount includes (i) $905,434 cash severance, (ii) $1,075,006 related to estimated realized value for accelerated equity assuming the exercise and/or sale on December 31, 2012 at $27.75 per share, and (iii) $40,363 for accrued vacation time.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED 2012
The following table shows all plan-based awards granted to the named executive officers during 2012, including:

•	cash amounts that could have been received in 2012 by our NEOs under the terms of our performance-based cash incentive plan (CIP); and

•
time-vested restricted stock units (RSUs) and performance-based market stock units based on relative stockholder return (MSUs) awards granted by the Compensation Committee to our NEOs in 2012 reflected on an individual grant basis.

2012 Grants of Plan-Based Awards

	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Awards	Estimated Future Payouts Under Equity Incentive Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair value of Options and Awards ($)
Name				Target ($)	Target (#)	Maximum (#)
Thomas M. Prescott	CIP			$615,000
	RSU	2/20/2012	1/31/2012				62,500	$1,701,250
	MSU	2/20/2012	1/31/2012		62,500	93,750		$1,840,625
Kenneth B. Arola	CIP			$204,161
	RSU	2/20/2012	1/31/2012				16,200	$440,964
	MSU	2/20/2012	1/31/2012		16,200	24,300		$477,090
Len M. Hedge	CIP			$262,762			24,000
	RSU	2/20/2012	1/31/2012					$653,280
	MSU	2/20/2012	1/31/2012		24,000	36,000		$706,800
Dana C. Cambra	CIP			$209,887
	RSU	2/20/2012	1/31/2012				17,250	$469,545
	MSU	2/20/2012	1/31/2012		17,250	25,875		$508,013
Richard Twomey	CIP			$199,770
	RSU	2/20/2012	1/31/2012				16,500	$449,130
	MSU	2/20/2012	1/31/2012		16,500	24,750		$185,925
Jennifer M. Erfurth	CIP			$48,000
	RSU	10/24/2012	10/24/2012				40,000	$1,056,800
Approval Date. For each NEO equity grant, except for Ms. Erfurth’s, the Compensation Committee met on January 31, 2012 to finalize the grant of annual equity awards. Upon approval of the RSU and MSU awards for each NEO, the Compensation Committee determined that the actual date of grant would be February 20, 2012. This grant date was chosen in order to allow sufficient time for the CEO to notify each named executive officer and other members of the management team of the grant. Ms. Erfurth’s equity grant was made on October 24, 2012, effective November 1, 2012.
Estimated Future Payouts under Non-Equity Incentive Plan Awards. The amounts shown under this column represent the possible dollar payouts the NEOs could have earned for 2012 at target. For 2012, the target cash incentive award for each NEO (other than the CEO and the Senior VP, Business Operations) was 60% of his or her base salary and, was 100% of base salary for the CEO and 70% of base salary and for the Senior VP, Business Operations, based upon the achievement of specified performance objectives.  For Ms. Erfurth, her target bonus was 60% of her base salary, prorated for the number of days she was employed by Align in 2012.
For a description of the performance objectives applicable to the receipt of these payments, see “Compensation Discussion and Analysis –Annual Cash Incentive Awards”. The actual amount paid to each NEO in 2012 is set forth in the Summary Compensation Table above in the column “Non-Equity Incentive Plan Compensation”.

•
Threshold. There is no threshold performance level. Rather, company performance below a specific target automatically reduces only the payout related to that specific goal, not the other goals, because we want executives to have the same incentive to achieve strategic priorities as well as their individual performance goals even if our financial performance tracks below the target during the course of the year.

•	Target. The target amounts assume a corporate performance percentage of 100% and that the NEO received 100% of his target.

•	Maximum. Although each financial objective is capped at 200% for funding the total pool available for distribution, there is no maximum amount that an NEO could receive.
Estimated Future Payouts under Equity Incentive Plan Awards. The amounts shown under this column represent potential share payouts with respect to MSUs. MSUs were granted to each NEO, with the exception of Ms. Erfurth. Each MSU vests over a three-year performance period, with 100% vesting in February 2015. The actual number of MSUs which will be eligible to vest, will be determined based on a comparison of Align’s stock price performance relative to the performance of the Nasdaq Composite index over the three-year performance period, up to a maximum of 150% of the number of target shares. If Align under-performs the Nasdaq Composite index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100%, at a rate of two to one (two-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 0%. This means that no shares will vest if Align underperforms the Nasdaq Composite index by 50%. If Align outperforms the Nasdaq Composite index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of two to one (two-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 150%. This means that if Align outperforms the Nasdaq Composite index by 25%, the maximum number of shares that will vest is 150% of the award amount.
Stock Awards. Stock awards represent grants of restricted stock units (“RSUs”) under our 2005 Incentive Plan. In accordance with the terms of the 2005 Incentive Plan, any grant of RSUs will reduce shares available for grant under the 2005 Incentive Plan at a 1.5:1 ratio. Since RSUs are taxable to each NEO when they vest, the number of shares we issue to each named executive officer will be net of applicable withholding taxes which will be paid by Align on behalf of each NEO. The RSUs will result in payment to the NEO only if the vesting criteria are met. Each RSU granted to our NEOs vest over a four-year period, with 25% of the shares subject to the RSU vesting each anniversary of the date of grant, with full vesting in four years.
Grant Date Fair Value. The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs and MSUs. Assumptions used in the calculations of these amounts are included in Note 10 to our audited financial statements for the year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2013. There can be no assurance that the grant date fair value amounts will ever be realized. The restricted stock unit awards are time based awards, and are not subject to performance conditions. Amounts for MSUs represent the estimate of the aggregate compensation cost to be recognized over the three-year performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual number of shares that are paid out will depend on Align’s stock price performance relative to the performance of the Nasdaq Composite index over the three-year performance period, up to a maximum of 150% of the number of target shares.
Timing of Equity Grants. The Compensation Committee, in consultation with management, our independent auditors and legal counsel, has adopted the following practices on equity compensation awards:

•	Align does not plan to time, nor has it timed, the release of material non-public information for the purpose of affecting the exercise price of its stock options;

•
consistent with the policy described in the bullet point above, all awards of equity compensation for new employees (other than new executive officers described in the next bullet point) are made on the first day of the month for those employees who started during the period between the 16th day of the month that is two months prior to the grant date and the 15th day of the month prior to the month of the grant date. For example, May 1, 2013 grants will cover new hires starting between March 16, 2013 and April 15, 2013; and

•
annual incentive grants are made on or about the same day for all employees (including executive officers); in fiscal 2012 such date was February 20. The Compensation Committee sets the actual grant date approximately one week following approval of the size of each grant in order to provide Align managers with adequate time to inform each employee individually of their grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR END

The following table sets forth information regarding outstanding equity awards as of December 31, 2012, for each NEO. All vesting is contingent upon continued employment with Align. Market values and payout values in this table are calculated based on the closing market price of our common stock as reported on Nasdaq on December 31, 2012, which was $27.75 per share

Name	Option Awards							Stock Awards
	Number of securities underlying unexercised options (#) Exercisable	F o o t n o t e	Number of securities underlying unexercised options (#) Unexercisable	F o o t n o t e	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	F o o t n o t e	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	F o o t n o t e	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Thomas M. Prescott	150,000		—			18.73	3/12/2014
	120,000		—			17.88	2/20/2017
	130,000					13.00	2/20/2018
	140,000					13.00	2/20/2018
	111,645		4,855	(1)		7.81	2/20/2019
	123,958		51,042	(3)		17.94	2/19/2017
	41,250		48,750	(5)		20.79	2/18/2018
								10,000	(2)	277,500
								30,000	(4)	832,500
								30,000	(6)	832,500
								62,500	(8)	1,734,375
											45,000	(7)	1,248,750
											62,500	(9)	1,734,375

Kenneth B. Arola	18,500					17.88	2/20/2017
	75,000					17.77	12/14/2017
	2,865		1,146	(1)		7.81	2/20/2019
	34,000		14,000	(3)		17.94	2/19/2017
	9,900		11,700	(5)		20.79	2/18/2018
								2,291	(2)	63,575
								8,000	(4)	222,000
								8,000	(6)	222,000
								16,200	(8)	449,550
											12,000	(7)	333,000
											16,200	(9)	449,550

Len M. Hedge	32,959					8.38	2/24/2016
	6,476					17.88	2/20/2017
	3,740					17.77	12/14/2017
	39,000					13.00	2/20/2018
	20,000					13.00	2/20/2018
	40,623		1,767	(1)		7.81	2/20/2019
	42,500		17,500	(3)		17.94	2/19/2017
	12,970		15,330	(5)		20.79	2/18/2018
								3,532	(2)	98,013
								10,000	(4)	277,500
								11,200	(6)	310,800
								24,000	(8)	666,000
											16,800	(7)	466,200
											24,000	(9)	666,000

Name	Option Awards							Stock Awards
	Number of securities underlying unexercised options (#) Exercisable	F o o t n o t e	Number of securities underlying unexercised options (#) Unexercisable	F o o t n o t e	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	F o o t n o t e	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	F o o t n o t e	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Dana C. Cambra	7,917					12.25	6/16/2018
	7,584					7.81	2/20/2019
	18,792					17.94	2/19/2017
	15,468					20.79	2/19/2018

Richard Twomey	3,750		35,625	(11)		14.27	7/12/2017
	521		6,771	(5)		20.79	2/18/2018
								15,000	(12)	416,250
								4,000	(6)	111,000
								16,500	(8)	457,875
											6,000	(7)	166,500
											16,500	(9)	457,875

Jennifer M. Erfurth								40,000	(10)	1,110,000

(1)	25% of the shares subject to this option vest on 2/20/2010 with 1/48th vesting monthly thereafter for full vesting on 2/20/2013.

(2)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on 02/20/2010, 02/20/2011, 02/20/2012 and 02/20/2013.

(3)	25% of the shares subject to this option vest on 02/19/11 with 1/48th vesting monthly thereafter for full vesting on 02/19/14.

(4)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on 02/19/2011, 02/19/2012, 02/19/2013 and 02/19/2014.

(5)	25% of the shares subject to this option vest on 2/20/2012 with 1/48th vesting monthly thereafter for full vesting on 2/20/2015.

(6)
Restricted stock units vest at a rate of 33.33% of the total number of shares subject to the restricted stock unit on the first year, second year, and third year anniversary of the date of grant for vesting on 02/18/2012, 02/18/2013, and 02/18/2014.

(7)	Market stock units vest at a rate of 50% on 2/18/13 and 50% on 2/18/14 for full vesting at the end of the three-year performance cycle.

(8)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on 02/20/2013, 02/20/2014, 02/20/2015 and 02/20/2016.

(9)	Market stock units vest at a rate of 100% on 2/20/15 for full vesting at the end of the three-year performance cycle.

(10)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year, second year, third year, and fourth year anniversary for vesting on 11/20/13, 11/20/14, 11/20/15, and 11/20/16.

(11)	25% of the shares subject to this option vest on 7/12/11 with 1/48th vesting monthly thereafter for full vesting on 7/12/14.

(12)
Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock units on the first year, second year, third year, and fourth year anniversary for vesting on 07/20/11, 07/20/12, 07/20/13, and 07/20/14.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED 2012

The following table provides information concerning each exercise of stock options, and each vesting of restricted stock units, for each named executive officer during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Thomas M. Prescott	282,869	$5,003,058	52,000	$1,415,440
Kenneth B. Arola	92,489	$2,076,742	12,292	$334,836
Len M. Hedge	257,575	$4,360,274	16,132	$439,113
Richard Twomey	27,833	$412,791	9,500	$310,790
Dana C. Cambra (4)	47,250	$548,213	50,881	$1,366,786
_________________________________

(1)
The value realized on exercise equals the difference between (a) either (i) the actual sales price of our common stock underlying the options exercised if the shares were immediately sold or (ii) the closing price per share of our common stock as reported on the NASDAQ Global Market on the date of exercise if the shares were held and (b) the applicable exercise price of such stock options.

(2)
For each NEO such number of shares represents the gross number of shares acquired by the NEO on the vesting date. However, because RSUs are taxable to the individuals when they vest, the number of shares we issue to each of our named executive officers is net of applicable withholding taxes which are paid by us on their behalf. Except for as described in footnote (4) below, no MSUs vested in 2011.

(3)
The value realized on vesting equals the closing price per share of our common stock as reported on the NASDAQ Global Market on the vesting date multiplied by the gross number of shares acquired on vesting as described above in note (2).

(4)
In connection with Ms. Cambra’s departure in December 2012, Align and Mr. Cambra entered into an Agreement and General Release that provided Mr. Cambra would receive certain benefits in accordance with his Employment Agreement, including 12 months acceleration of vesting on her outstanding equity awards. As a result, the amounts in the table above include the effect of the acceleration of 14,496 RSUs and 17,951 MSUs. None of the 17,625 shares subject to options that were also accelerated were exercised by December 31, 2012.

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL
Named Executive Officers (Other than the CEO)
We enter into employment agreements with each of our executive officers. Each employment agreement with our named executive officers (other than the CEO) contains substantially the same terms and conditions. Each employment agreement sets forth the base salary, bonus opportunity, stock options, benefits and the responsibilities of each position in effect at the time of execution of the agreement. In addition, each agreement requires Align to provide compensation to these officers in the event of termination of employment or a change of control of Align. The compensation due in the event of the termination of each employment agreement varies depending on the nature of the termination. What is meant by the terms “cause”, “good reason” and “change of control” is described more fully at the end of this section under the heading “Employment Agreement Definitions”.
The following table describes the potential payments upon termination or a change of control for each of our named executive officers (other than the CEO):

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
Kenneth B. Arola	Severance Payment	$834,968	$834,968	—
	Equity
	Stock Options	$178,155	$241,623	$178,155
	Restricted Stock Units	$397,963	$619,963	$397,963
	Market Stock Units	$287,651	$1,002,996	$287,651
	Health and Welfare Benefits	$17,810	$17,810	—
	Total	$1,716,547	$2,717,360	$863,769
Len M. Hedge	Severance Payment	$1,035,843	$1,035,843	—
	Equity
	Stock Options	$231,626	$313,606	$231,626
	Restricted Stock Units	$558,663	$852,813	$558,663
	Market Stock Units	$414,441	$1,445,220	$414,441
	Health and Welfare Benefits	$28,876	28,876	—
	Total	$2,269,449	$3,676,358	$1,204,730
Jennifer Erfurth	Severance Payment	$560,000	$560,000	—
	Equity
	Stock Options (Ms. Erfurth was not granted stock options)	n/a	n/a	n/a
	Restricted Stock Units	$277,500	$1,110,000	277,500
	Market Stock Units (Ms. Erfurth was not granted MSUs)	n/a	n/a	n/a
	Health and Welfare Benefits	$22,847	$22,847	—
	Total	$860,347	$1,692,847	$277,500
Richard Twomey	Severance Payment	$831,257	$831,257	—
	Equity
	Stock Options	$325,050	$527,351	325,050
	Restricted Stock Units	$378,094	$985,125	378,094
	Market Stock Units	$218,464	$762,570	218,464
	Health and Welfare Benefits	$25,888	$25,888	—
	Total	$1,778,753	$3,132,191	$921,608
Dana Cambra (1)

(1)
Mr. Cambra was no longer employed by Align as of December 31, 2012. See “Summary Compensation Table for Fiscal Year Ended 2012” for further information regarding the post-employment benefits actually paid to Mr. Cambra in 2012 under “All Other Compensation”.

All amounts in the table above are estimated based on an assumed triggering date of December 31, 2012 and the closing sales price of our common stock on the Nasdaq Global Market on December 31, 2012 of $27.75, which was the last trading day of the year. In addition, the MSU calculation is based on the performance of Align stock relative to the Nasdaq Composite index assuming the performance period ended December 31, 2012.
Termination Unrelated to a Change of Control. A termination unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. Each employment agreement with our NEOs (other than the CEO) provides that in the event the executive’s employment is terminated without cause or if the executive resigns for good reason, such executive will:
(1) immediately vest in an additional number of shares under all outstanding option and RSU awards as if the executive had performed 12 additional months of service;
(2) in the case of MSUs, the performance period shall be deemed to end upon the NEO’s employment termination date for the purpose of determining the percentage amount that Align has over or underperformed the Nasdaq Composite index (the “Performance Multiplier”). The Performance Multiplier is calculated as follows:

(i)
if Align under-performs the Nasdaq Composite index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100% at a rate of two to one (two-percentage-point reduction in units for each percentage point of under-performance); and

(ii)
if Align outperforms the index, the percentage at which the MSUs convert to shares will be increased from 100% at a rate of two to one (two-percentage-point increase in units for each percentage point of over-performance).

The executive will then vest in that number of market stock units equal to A/36*X*Y. With (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the termination of employment and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier. From the beginning of the performance period in February 2012 until the assumed December 31, 2012 termination date, Align had outperformed the Nasdaq Composite Index by 5% which resulted in a Performance Multiplier of 110% in the calculations set forth in the above table. As a result, by way of example, Mr. Twomey's MSU calculation was as follows: 10.29/36*16,500*110%=5,187 shares;
(3)such executive is also entitled to receive a lump sum payment equal to:

(i)	the then current annual base salary;

(ii)	the then current year’s target bonus, prorated for the number of days such executive has been employed during the year; and

(iii)	the greater of the then current year’s target bonus or the prior year’s actual bonus.
Each employment agreement also provides that Align will pay the named executive officer’s monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive commences new employment.
Change of Control Only. Each employment agreement with our named executive officers (other than the CEO) provides that in the event of a change of control the executive will immediately vest in an additional number of shares under all outstanding stock option and RSU awards as if he or she had performed 12 additional months of service. For the purposes of determining the number of MSUs that will vest:

•
the performance period shall be deemed to end upon the closing of the change of control in order to determine Align’s stock price performance relative to the Nasdaq Composite index for the purpose of calculating the amount that Align has over or underperformed the Nasdaq Composite index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of overperformance) at a rate of two to one (the “Performance Multiplier”); and

•	Align’s stock price performance will be based on the per share value of the Company’s common stock paid to its stockholders in connection with the change of control.
On the date of the change of control, the executive will vest in that number of MSUs equal to A/36*X*Y. With (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the change of control and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier.
A Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 12 months from the change of control date. Each employment agreement with our named executive officers (other than the CEO) provides that, if, within 12 months of a change of control either the executive’s employment is terminated without cause or the executive resigns for good reason then the executive will:

(1)	immediately vest in all outstanding equity awards; and

(2)	be entitled to a payment (payable in a lump sum) equal to:

(i)	executive’s then current annual base salary;

(ii)	executive’s then current year’s target bonus prorated for the number of days employed during the year, and

(iii)	the greater of the then current year’s target bonus or the prior year’s actual bonus.
Each employment agreement also provides that Align will pay the named executive officer’s monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive commences new employment.
Conditions to Payment. Prior to receiving any payments upon termination of employment, the executive officer must execute a general release of all known and unknown claims that such officer may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, each executive has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.
Chief Executive Officer
Mr. Prescott serves as our President and Chief Executive Officer pursuant to an employment agreement originally entered into in March 2002, as amended and restated in November 2013. The employment agreement provides that Mr. Prescott is entitled to an annual target bonus of 100% of his base salary based upon the attainment of performance objectives agreed upon in each fiscal year and established by the Board.
The following table describes the potential payments upon termination or a change of control for our Chief Executive Officer. Note that all amounts are estimated based on an assumed triggering date of December 31, 2012 and the closing sales price of our common stock on the Nasdaq Global Market on December 30, 2012 of $23.73, which was the last trading day of the year.

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
Thomas M. Prescott	Severance Payment	$2,795,000	$2,795,000	$—
	Equity
	Stock Options	—	936,831	936,831
	Restricted Stock Units	—	3,676,875	3,676,875
	Market Stock Units	—	1,943,714	1,943,714
	Health and Welfare Benefits	29,797	29,797	—
	Total	$2,824,797	$9,382,217	$6,557,420
Termination Unrelated to a Change of Control. A termination unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. In the event Mr. Prescott is terminated without cause or resigns for good reason, Mr. Prescott is entitled to a payment (payable in a lump sum) equal to:

(1)	twice his then current annual base salary;

(2)	the then current year’s target bonus, prorated for the number of days Mr. Prescott has been employed during the year; and

(3)	the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.
Mr. Prescott’s employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Prescott commences new employment.
Change of Control Only. In the event of a change of control, Mr. Prescott will immediately vest in all outstanding equity awards.
Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 12 months from the change of control date. If within 12 months of a change of control either Mr. Prescott’s employment is terminated without cause or Mr. Prescott resigns for good reason, he would immediately vest in all outstanding equity awards and receive a payment (payable in a lump sum) equal to:

(1)	twice his then current annual salary;

(2)	the then current year’s target bonus, prorated for the number of days Mr. Prescott has been employed during the year; and

(3)	the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.
Mr. Prescott’s employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Prescott commences new employment.
Conditions to Payment. Prior to receiving any payments upon termination of employment, Mr. Prescott must execute a general release of all known and unknown claims that he may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, Mr. Prescott has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.
Employment Agreement Definitions
Definition of Cause. In each employment agreement described above, cause means any of the following:

•	unauthorized use or disclosure of the confidential information or trade secrets of Align;

•	any breach of the employment agreement or the Employee Proprietary Information and Inventions Agreement between the executive and Align;

•	conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•
misappropriation of the assets of Align or any act of fraud or embezzlement by the executive, or any act of dishonesty by the executive in connection with the performance of his or her duties for Align that adversely affects its business or affairs;

•	intentional misconduct; or

•	the executive’s failure to satisfactorily perform his or her duties after the executive received written notice of such failure and was provided at least thirty (30) days to cure such failure.
Definition of Good Reason. In each employment agreement described above, good reason means the executive’s resignation within ninety (90) days of the occurrence of any one or more of the following events:

•	the executive’s position, authority or responsibilities being significantly reduced;

•
the executive being asked to relocate his principal place of employment such that the commuting distance from his or her residence prior to the change of control is increased by over thirty-five (35) miles;

•	the executive’s annual base salary or bonus being reduced; or

•	the executive’s benefits being materially reduced.
Definition of Change of Control. In each employment agreement described above, change of control means any of the following:

•	a sale of all or substantially all of Align’s assets;

•	the acquisition of more than 50% of the common stock of Align by any person or group of persons;

•
a reorganization of Align wherein the holders of common stock of Align receive stock in another company (other than a subsidiary of Align), a merger of Align with another company wherein there is a 50% or greater change in the ownership of the common stock of Align as a result of such merger, or any other transaction in which Align (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or

•
in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than 50% of the then outstanding common stock, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of the then outstanding common stock.

Other Termination of Employment and Change of Control Arrangements
In addition to the termination of employment and change of control arrangements described above, the Compensation Committee of the Board has the authority as Plan Administrator of the 2005 Incentive Plan to accelerate the vesting of outstanding equity immediately upon an acquisition or change in ownership or majority of the Board.

PRINCIPAL STOCKHOLDERS
Except as otherwise noted in the footnotes to the following table, the information contained in the table below sets forth the beneficial ownership of our common stock as of March 22, 2013 by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers named in the summary compensation table on page 46 of this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.
Beneficial ownership is determined based on the rules of the SEC. The column captioned “Total Shares Beneficially Owned” represents the number of shares of our common stock beneficially owned and the number of shares of our common stock subject to options that are currently exercisable or will become exercisable, restricted stock units and market stock units that will vest on or before May 21, 2013. The number of shares subject to options that each beneficial owner has the right to acquire and restricted stock units that will vest on or before May 21, 2013 is listed separately under the column “Number of Shares Underlying Options Exercisable and RSUs/MSUs vesting on or before May 21, 2013.” These shares are not deemed exercisable or vested for purposes of computing the percentage of shares beneficially owned by any other person. “Percentage of Outstanding Shares Beneficially Owned” is based upon 81,724,618 shares of our common stock outstanding as of March 22, 2013. The address for those individuals for which an address is not otherwise provided is c/o Align Technology, Inc., 2560 Orchard Parkway, San Jose, California 95131. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable and RSUs vesting on or before May 21, 2013 (1)	Total Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Danaher Corporation (2)	8,437,132	—	8,437,132	10.3%
Gordon Gund, family members and affiliated entities (3)	7,259,150	—	7,259,150	8.9%
FMR LLC (4)	7,156,000	—	7,156,000	8.8%
Bank of New York Mellon Corporation (5)	6,345,043	—	6,345,043	7.8%
BlackRock, Inc. (6)	5,650,098	—	5,650,098	6.9%
Kornitzer Capital Management, Inc. (7)	5,638,800	—	5,638,800	6.9%
Thomas M. Prescott	171,520	455,501	627,021	*
Kenneth B. Arola	31,682	148,661	180,343	*
Len M. Hedge	55,861	93,715	149,576	*
Jennifer Erfurth	—	—	—	*
Richard Twomey	—	6,406	6,406	*
Dana Cambra	—	—	—	*
David Collins	16,500	—	16,500	*
Joseph Lacob (8)	746,962	48,000	794,962	1.0%
C. Raymond Larkin, Jr.	39,660	98,000	137,660	*
George J. Morrow	20,000	125,000	145,000	*
David C. Nagel	6,000	50,000	56,000	*
Greg J. Santora	15,000	74,000	89,000	*
Warren S. Thaler (9)	178,034	20,000	198,034	*
All current executive officers and directors as a group (17 persons)	1,337,490	1,267,064	2,604,554	3.2%
_________________________________

*	Less than 1%

(1)
Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units on or before May 21, 2013. This column includes the full amount of restricted stock units that will vest on or before May 21, 2013, although each executive officer will actually receive the number of shares that have vested net of the number of shares necessary to cover any applicable withholding taxes which Align will pay on their behalf.

(2)
Based on a filing with the Securities and Exchange Commission on Schedule 13D/A on February 22, 2011. The principal office of Danaher is located at 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006.

(3)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A on February 13, 2013, indicating beneficial ownership as of December 31, 2012. Includes shares held in trust for immediate family members and shares held by immediate family members. The mailing address for Gordon Gund is P.O. box 449, Princeton, New Jersey 08542.

(4)
Based on a filing with the Securities and Exchange Commission on Schedule 13G on February 14, 2013, indicating beneficial ownership as of December 31, 2012. The principal office of FMR is located at 82 Devonshire Street, Boston MA 02109.

(5)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, on February 4, 2013, indicating beneficial ownership as of December 31, 2013. Includes shares held by direct and indirect subsidiaries. The mailing address for The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, New York 10286.

(6)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A on February 6, 2013, indicating beneficial ownership as of December 31, 2012. Includes shares held by direct and indirect subsidiaries. The mailing address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(7)
Based on a filing with the Securities and Exchange Commission on Schedule 13G/A on January 24, 2013, indicating beneficial ownership as of December 31, 2012. The address for Kornitzer Capital Management Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(8)	Includes 598,195 shares held by the Joseph S. Lacob Trust and 148,767 shares held by Lacob Children’s Trust. Principal address is 2750 Sand Hill Road, Menlo Park, CA 94025.

(9)	Includes 72,450 shares held by Mr. Thaler and 105,584 shares held by The Thaler Family Trust, for the benefit of family members, as to which Mr. Thaler disclaims beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during the year ended December 31, 2012, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review, approval or ratification of transactions with related persons
Our Board has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. The Code provides in writing, that Align discourages its employees from conducting company business with a relative or significant other, or with a business in which an employee, a relative or significant other is associated in any significant role (each a “Related Party”). If, however, such a Related Party transaction is unavoidable, the Code provides that all employees (other than the directors and officers of Align) must fully disclose the nature of the relationship and the transaction to their supervisor, and the Chief Financial Officer must approve in advance the Related Party transaction. If, however:

•	you are a director or officer of Align and you desire to enter into a transaction with a Related Party (as defined above); or

•
you are an employee (other than a director or officer) and you desire to enter into a transaction with a Related Party that the Chief Financial Officer (in consultation with legal counsel) has deemed to be material to Align and is reportable under the rules and regulations of the Exchange Act, the nature of the transaction must be fully disclosed to the Audit Committee of the Board and such interest must be approved by the Audit Committee. The Company did not participate in any related party transactions in 2012.

OTHER MATTERS
We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend or, if the Board has not provided a recommendation, in accordance with their own judgment.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF
ALIGN TECHNOLOGY, INC.

April 18, 2013

APPENDIX A
Reconciliation Non-GAAP to GAAP pages 33 of the Proxy Statement
Reconciliation of GAAP to Non-GAAP Profit from Operations
(in thousands)

	Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010
GAAP Profit from Operations	$85,592	$90,360	$102,734
Teen deferred revenue release (1)			(14,298)
Ormco royalties (2)	—	—	827
Insurance settlement (3)	—	—	(8,666)
Litigation settlement (4)	—	—	4,549
Acquisition and integration costs (5)	1,271	10,030	—
Amortization of acquired intangible assets (6)	4,362	3,178	—
Severance and benefit costs (7)	780	1,082	—
Impairment of goodwill (8)	36,591	—	—
Non-GAAP Profit from Operations	$128,596	$104,650	$85,146

Reconciliation of GAAP to Non-GAAP Net Profit
(in thousands, except per share amounts)
	Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010
GAAP Net profit	$58,691	$66,716	$74,253
Teen deferred revenue release (1)	—	—	(14,298)
Ormco royalties (2)	—	—	827
Insurance settlement (3)	—	—	(8,666)
Litigation settlement (4)	—	—	4,549
Acquisition and integration costs (5)	1,271	10,030	—
Amortization of acquired intangible assets (6)	4,362	3,178	—
Severance and benefit cost (7)	780	1,082	—
Impairment of goodwill (8)	36,591	—	—
Tax effect on non-GAAP adjustments (9)	(4,947)	(2,862)	5,631
Non-GAAP Net profit	$96,748	$78,144	$62,296
GAAP net profit per diluted share	$0.71	$0.83	$0.95
Non-GAAP net profit per diluted share	$1.17	$0.97	$0.80
Shares used in computing diluted GAAP net profit per share	83,040	80,294	78,080
Shares used in computing diluted non-GAAP net profit per share	83,040	80,294	78,080
_________________________________

(1)
Teen deferred revenue release. In the second quarter of 2010, we released $14.3 million of previously deferred revenue for Invisalign Teen replacement aligners. We excluded this non-recurring benefit as it is not indicative of future operating results.

(2)	Ormco Royalties. In 2010, we amortized royalty costs based on the litigation settlement agreement with Ormco. We excluded these costs as it is not indicative of future operating results.

(3)
Insurance Settlement. In June 2010, we received an $8.7 million insurance settlement over a disputed coverage under our general liability umbrella that was not previously reimbursed by our insurer related to litigation with OrthoClear, Inc. We have excluded this non-recurring benefit as it is not indicative of future operating results.

(4)
Litigation settlement. In 2010, we recorded a litigation settlement charge of $4.5 million to resolve the Leiszler class action suit. We have excluded these charges as it is not indicative of future operating results.

(5)
Acquisition costs and integration related. We have incurred acquisition-related and other expenses which include legal, banker, accounting and other advisory fees of third parties, retention bonuses, integration and professional fees. We do not engage in acquisitions in the ordinary course of business. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results. We believe that eliminating these expenses from our non-GAAP measures is useful because we generally would not have otherwise incurred such expenses in the periods presented as part of our continuing operations.

(6)
Amortization of acquired intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trademarks, etc.), GAAP accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges for our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(7)
Severance and benefits costs. We have engaged in various restructuring and exit activities in 2011 and 2009 that have resulted in costs associated with severance and benefits. Such activity has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring and/or exit activities in the ordinary course of business. We believe that it is important to understand these charges and, we believe that investors benefit from excluding these charges from our operating results to facilitate a more meaningful evaluation of current operating performance and comparisons to past operating performance.

(8)
Impairment of goodwill. This cost represents non-cash write-downs of our goodwill. During the third quarter of 2012, we determined that there were sufficient indicators such as the termination of our distribution agreement with Straumann for iTero intra-oral scanners as well as the market conditions and business trends within our Scanners and CAD/CAM Services reporting unit for an impairment of goodwill. We remove the impact of these charges to our operating performance to assist in assessing our ability to generate cash from operations. We believe this may be useful information to users of our financial statements and therefore we have excluded these charges for purposes of calculating these non-GAAP measures to facilitate an evaluation of our current operating performance, particularly in terms of liquidity.

(9)
Income tax-related adjustments. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for discrete tax items and items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate.

Reconciliation of Adjusted Non-GAAP Profit from Operations used for Company Multiplier on page 40 of the Proxy Statement
(in thousands)

GAAP Profit from Operations	$85,592
Clear Aligner revenue case refinement adjustment	(4,900)
Stock-based compensation	21,483
Acquisition and integration costs	1,271
Amortization of acquired intangible assets	4,362
Severance and benefit costs for bonus plan	2,480
Impairment of goodwill	36,591
Adjusted Non-GAAP Profit from Operations for Company Multiplier	$146,879

APPENDIX B
ALIGN TECHNOLOGY, INC.
2005 INCENTIVE PLAN
(amended March 2010 and May 16, 2013)
1.Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentives to individuals who perform services to the Company, and

•	to promote the success of the Company's business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, SARs, Restricted Stock Units, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.
2.Definitions. As used herein, the following definitions will apply:
(a)“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.
(c)“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
(d)“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, SARs, Restricted Stock Units, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.
(e)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(f)“Board” means the Board of Directors of the Company.
(g)“Change in Control” means the occurrence of any of the following events:
(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or
(ii)The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets;
(iii)A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(iv)The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
(h)“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code and any valid regulation promulgated under such section.
(i)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.
(j)“Common Stock” means the common stock of the Company.
(k)“Company” means Align Technology, Inc., a Delaware corporation, or any successor thereto.
(l)“Consultant” means any person, including an advisor, engaged by the Company or its Affiliate to render services to such entity.

(m)“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.
(n)“Director” means a member of the Board.
(o)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(p)“Employee” means any person, including Officers and Directors, employed by the Company or its Affiliates. Neither service as a Director nor payment of a director's fee by the Company will be sufficient to constitute “employment” by the Company.
(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)“Fair Market Value” means, as of any date, the value of Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock as the Administrator may determine in good faith.
(s)“Fiscal Year” means the fiscal year of the Company.
(t)“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(u)“Inside Director” means a Director who is an Employee.
(v)“Misconduct” means the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company or its Affiliates, or any other intentional misconduct by such person adversely affecting the business or affairs of the Company or its Affiliates in a material manner. The foregoing definition will not in any way preclude or restrict the right of the Company or its Affiliates to discharge or dismiss any Participant for any other acts or omissions, but such other acts or omissions will not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.
(w)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(x)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(y)“Option” means a stock option granted pursuant to the Plan.
(z)“Outside Director” means a Director who is not an Employee.
(aa)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(ab)“Participant” means the holder of an outstanding Award.
(ac)“Performance Goals” will have the meaning set forth in Section 12 of the Plan.
(ad)“Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.
(ae)“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.
(af)“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.
(ag)“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(ah)“Plan” means this 2005 Incentive Plan.
(ai)“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.
(aj)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(ak)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(al)“Section 16(b)” means Section 16(b) of the Exchange Act.
(am)“Service Provider” means an Employee, Director or Consultant.
(an)“Share” means a share of the Common Stock, as adjusted in accordance with Section 18 of the Plan.

(ao)“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 8 is designated as a SAR.
(ap)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter exist-ing, as defined in Section 424(f) of the Code.
3.Stock Subject to the Plan.
(a)Stock Subject to the Plan. Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 20,283,379 Shares (10,300,000 Shares plus 9,983,379 Shares which is the number of Shares that had been reserved but not issued under the Company's 2001 Stock Incentive Plan (the “2001 Plan”) as of March 28, 2005), plus up to an aggregate of 5,000,000 Shares that are or would have been returned to the 2001 Plan as a result of termination of options or repurchase of Shares on or after March 28, 2005. The Shares may be authorized, but unissued, or reacquired Common Stock.
(b)Full Value Awards. Any Shares subject to Options or SARs will be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto. Any Shares subject to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units with a per share or unit purchase price lower than 100% of Fair Market Value on the date of grant that were granted prior toMay 16, 2013, will be counted against the numerical limits of this Section 3 as one and one-half (1 ½) Shares for every one (1) Share subject thereto. To the extent that a Share that was subject to an Award that counted as one and one-half (1 ½) Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under Section 3(c) below, the Plan will be credited with one and one-half (1 ½) Shares.
Any Shares subject to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units with a per share or unit purchase price lower than 100% of Fair Market Value on the date of grant that were granted on or after May 16, 2013, will be counted against the numerical limits of this Section 3 as one and nine-tenths (1.9) Shares for every one (1) Share subject thereto. To the extent that a Share that was subject to an Award that counted as one and nine-tenths (1.9) Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under Section 3(c) below, the Plan will be credited with one and nine-tenths (1.9) Shares.
(c)Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full or, with respect to an Award of Restricted Stock Units, Performance Units or Performance Shares, is terminated due to failure to vest, the unpurchased Shares (or for Awards other than Options or SARs, the unissued Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon the exercise of a SAR settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 18, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan under this Section 3(c) .
(d)Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
(e)Outside Director Award Limitations. No Outside Director may be granted, in any Fiscal Year, Awards covering more than 100,000 Shares. Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, shall not count for purposes of this limitation. The foregoing limitation will be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 18.
4.Administration of the Plan.
(a)Procedure.
(i)Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
(ii)Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.
(iii)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(iv)Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(i)to determine the Fair Market Value;
(ii)to select the Service Providers to whom Awards may be granted hereunder;
(iii)to determine the number of Shares to be covered by each Award granted hereunder;
(iv)to approve forms of Award Agreements for use under the Plan;
(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;
(viii)to modify or amend each Award (subject to Section 23(c) of the Plan) including, without limitation, the discretionary authority to extend the post‑termination exercisability period of Awards longer than is otherwise provided for in the Plan. Notwithstanding the previous sentence, the Administrator may not modify or amend an Option or SAR to reduce the exercise price of such Option or SAR after it has been granted (except for adjustments made pursuant to Section 18) nor may the Administrator cancel any outstanding Option or SAR and replace it with a new Option or SAR with a lower exercise price, unless, in either case, such action is approved by the Company's stockholders;
(ix)to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 19;
(x)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine;
(xii)to grant in addition to the incentives described in Sections 6, 7, 8, 9, and 10 below, other incentives payable in cash or Shares under the Plan as determined by the Administrator to be in the best interests of the Company and subject to any terms and conditions the Administrator deems advisable; and
(xiii)to make all other determinations deemed necessary or advisable for administering the Plan.
(c)Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
(d)No Liability. Under no circumstances will the Company, its Affiliates, the Administrator, or the Board incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company's, its Affiliates', the Administrator's or the Board's roles in connection with the Plan.
5.Eligibility. Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Restricted Stock Units, Performance Units, Performance Shares and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or any Parent or Subsidiary of the Company.
6.Stock Options. Subject to the terms and conditions of the Plan, an Option may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(a)Limitations.
(i)Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(ii)The following limitations will apply to grants of Options:
(1)No Service Provider will be granted, in any Fiscal Year, Options or SARs to purchase more than 1,000,000 Shares.
(2)In connection with his or her initial service, a Service Provider may be granted Options or SARs to purchase up to an additional 1,000,000 Shares, which will not count against the limit set forth in Section 6(a)(ii)(1) above.

(3)The foregoing limitations will be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 18.
(4)If an Option or SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 18), the cancelled Option or SAR, as applicable, will be counted against the limits set forth in subsections (1) and (2) above. For this purpose, if the exercise price of an Option or SAR is reduced, the transaction will be treated as a cancellation of the Option or SAR, as applicable, and the grant of a new Option or SAR, as applicable.
(b)Term of Option. The term of each Option will be seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement as determined by the Administrator in its sole discretion. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c)Option Exercise Price and Consideration.
(i)Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)In the case of an Incentive Stock Option
a)granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.
b)granted to any Employee other than an Employee described in paragraph a) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.
(2)In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant.
(3)Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any con-ditions that must be satisfied before the Option may be exercised.
(iii)Option Agreement. Each Option grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the acceptable forms of consideration for exercise (which may include any form of consideration permitted by Section 6(c)(iv), the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(iv)Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws.
(d)Exercise of Option.
(i)Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 18 of the Plan.
(ii)Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant's termination as a result of the Participant's death, Disability or Misconduct, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant's Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant's death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant's designated beneficiary, provided such beneficiary has been designated prior to Participant's death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant's estate or by the person(s) to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant's death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
7.Restricted Stock.
(a)Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Participant will receive more than an aggregate of 500,000 Shares of Restricted Stock; provided, however, that in connection with a Participant's initial service as an Employee, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted an aggregate of up to an additional 500,000 Shares of Restricted Stock. The foregoing limitations will be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 18. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.
(c)Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
(h)Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
8.Stock Appreciation Rights.
(a)Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant will be granted SARs or Options covering more than 1,000,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant's initial service as an Employee, an Employee may be granted SARs or Options covering up to an additional 1,000,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 18.
(c)Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan, provided, however, that the exercise price will be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing provisions of this Section 8(c), Stock Appreciation Rights may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code and the Treasury Regulations thereunder.
(d)SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(e)Expiration of SARs. A SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to SARs.
(f)Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)The number of Shares with respect to which the SAR is exercised.
At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
9.Restricted Stock Units.
(a)Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units. Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 500,000 Restricted Stock Units. Notwithstanding the limitation in the previous sentence, for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 500,000 Restricted Stock Units. The foregoing limitations will be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 18.
(b)Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(c)Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed.
(d)Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will not reduce the number of Shares available for grant under the Plan.
(e)Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
(f)Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).
10.Performance Units and Performance Shares.
(a)Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year, for Performance Units/Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (a) no Participant will receive Performance Units having an initial value greater than $5,000,000, and (b) no Participant will receive more than 500,000 Performance Shares. Notwithstanding the foregoing limitation, for Performance Units/Shares intended to qualify as “performance-based compensation” within the meaning of

Section 162(m) of the Code, in connection with a Participant's initial service as an Employee, an Employee may be granted up to an additional 500,000 Performance Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 18.
(b)Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based on the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(d)Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period, or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
(g)Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).
11.Other Cash or Stock Awards. In addition to the incentives described in Sections 6 through 10 above, the Administrator may grant other incentives payable in cash or Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate, provided that in any Fiscal Year, a Participant will not receive a cash Award under this Section in excess of $5,000,000.
12.Performance-Based Compensation Under Code Section 162(m).
(a)General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 12 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 12.
(b)Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including cash flow; cash position; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per Share; economic profit; economic value added; equity or stockholder's equity; market share; net income; net profit; net sales; operating earnings; operating income; profit before tax; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; return on net assets; revenue; sales growth; Share price; or total return to stockholders. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured on a growth basis or relative basis to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether to make any adjustments to the calculation of any Performance Goal with respect to any Participant for any significant or extraordinary events affecting the Company. In all other respects, Performance Goals will be calculated in accordance with the Company's financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to or at the time of the issuance of an Award, which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Administrator will adjust any performance criteria, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any change in the Company's capitalization as described in Section 18.
(c)Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, on or before the Determination Date (i.e., within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period.
(d)Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.
(e)Determination of Amounts Earned. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Administrator will have the right to (a) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period, (b) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant's death or disability or upon a Change in Control or in the event of a termination of employment following a Change in Control prior to the end of the Performance Period, and (c) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant's death or disability prior to a Change of Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.
13.Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral of Awards will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.
14.Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise and except as required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
15.Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
16.Termination of Relationship as a Service Provider due to Misconduct. If a Participant ceases to be a Service Provider due to his or her Misconduct or should a Participant engage in Misconduct while holding an outstanding Award, then all Awards that the Participant then holds will immediately terminate and the Participant will have no further rights with respect to such Awards. Upon such a termination, the Shares covered by the Awards that so terminate will revert to the Plan.
17.[Intentionally Omitted] :
18.Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share and unit limits set forth in Sections 3, 6, 7, 8, 9, 10 and 17.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)Change in Control. In the event of a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.
In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights that are not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, and Performance Shares/Units not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
With respect to Awards granted to Outside Directors that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant's status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject thereto, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.
For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Restricted Stock Unit, Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Share or Performance Unit, for each Share subject to such Award (or in the case of an Award settled in cash, the number of implied shares determined by dividing the value of the Award by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
Notwithstanding anything in this Section 18(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance objectives (including any Performance Goals) will not be considered assumed if the Company or its successor modifies any of such performance objectives without the Participant's consent; provided, however, a modification to such performance objectives only to reflect the successor corporation's post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
Notwithstanding anything in this Section 18(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A of the Code and if the change in control definition contained in the Award Agreement or other agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A of the Code, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A of the Code without triggering any penalties applicable under Section 409A of the Code.
19.Tax Withholding
(a)Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant's FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
(b)Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences as the Administrator determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or (e) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
20.No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant's relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant's right or the Company's right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
21.Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
22.Term of Plan. Subject to Section 26 of the Plan, this Plan as adopted by the Board in its amended and restated form will become effective as of the date of the Company's 2013 Annual Meeting of Stockholders and will continue in effect for a term ending on theseven (7) year anniversary of such meeting, unless terminated earlier under Section 23 of the Plan.
23.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
(b)Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Without limiting the foregoing sentence, the number of Shares available under the Plan pursuant to Section 3 herein may not be increased without approval of the Company's stockholders, except as provided in Section 3.
(c)Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
24.Conditions Upon Issuance of Shares.
(a)Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
25.Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company's counsel to be necessary to or advisable for the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

26.Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

ALIGN TECHNOLOGY

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 15, 2013.

Vote by Internet

- Go to **www.investorvote.com/algn**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. ELECTION OF DIRECTORS:

Nominee	For	Against	Abstain
01 - David E. Collins	☐	☐	☐
02 - Joseph Lacob	☐	☐	☐
03 - C. Raymond Larkin, Jr.	☐	☐	☐
04 - George J. Morrow	☐	☐	☐
05 - Dr. David C. Nagel	☐	☐	☐
06 - Thomas M. Prescott	☐	☐	☐
07 - Greg J. Santora	☐	☐	☐
08 - Warren S. Thaler	☐	☐	☐

Proposal	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of PricewaterhouseCoopers LLP as Align Technology, Inc.'s independent registered public accountants for the fiscal year ending December 31, 2013.	☐	☐	☐
3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.	☐	☐	☐
4. APPROVE AMENDED AND RESTATED 2005 INCENTIVE PLAN.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 1 6 1 2 1 8 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01M81B

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

ALIGN
TECHNOLOGY

Proxy — Align Technology, Inc.

2013 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALIGN TECHNOLOGY, INC.

The undersigned stockholder of Align Technology, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and proxy statement for the 2013 Annual Meeting of Stockholders and hereby appoints Thomas M. Prescott and Roger E. George or either of them acting in the absence of the other, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of Align Technology, Inc. to be held on Thursday, May 16, 2013 at 10:00 am Pacific Daylight Time at Align's corporate headquarters located at 2560 Orchard Parkway, San Jose, California 95131 and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock of Align Technology, Inc. on all matters to be considered at the meeting which the undersigned would be entitled to vote if then and there personally present.

This proxy, when properly executed, will be voted in the manner directed. If no such directions are specified, this proxy will be voted "FOR" all nominees listed in Proposal 1 and "FOR" Proposals 2, 3 and 4.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE